EXECUTION VERSION

UNIT PURCHASE AGREEMENT
BY AND AMONG
NSM ACQUISITION HOLDINGS, LLC,
AIG PROPERTY CASUALTY U.S., INC.,
THE MANAGEMENT SELLERS,
WHITE MOUNTAINS INSURANCE GROUP, LTD.,
WHITE MOUNTAINS CATSKILL HOLDINGS, INC.,
NSM INSURANCE HOLDCO, LLC,
AND
ABRY PARTNERS VIII, L.P., AS SELLER REPRESENTATIVE
DATED AS OF MARCH 31, 2018

TABLE OF CONTENTS
Page
Article 1 CERTAIN DEFINITIONS...................................................................................................2

Section 1.1	Definitions..................................................................................................2
Article 2 PURCHASE AND SALE..................................................................................................17

Section 2.1	Purchase and Sale of the Purchased Units...............................................17

Section 2.2	Closing of the Transactions Contemplated by this Agreement................17

Section 2.3	Deliveries at the Closing..........................................................................17

Section 2.4	Purchase Price..........................................................................................19

Section 2.5	Withholding..............................................................................................21
Article 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP
COMPANIES........................................................................................................................22

Section 3.1	Organization and Qualification; Subsidiaries..........................................22

Section 3.2	Capitalization of the Group Companies..................................................22

Section 3.3	Authority..................................................................................................23

Section 3.4	Financial Information..............................................................................24

Section 3.5	Consents and Requisite Governmental Approvals; No Violations...........25

Section 3.6	Permits.....................................................................................................25

Section 3.7	Material Contracts...................................................................................26

Section 3.8	Absence of Changes................................................................................28

Section 3.9	Litigation.................................................................................................28

Section 3.10	Compliance with Applicable Law...........................................................28

Section 3.11	Employee Plans.......................................................................................29

Section 3.12	Environmental Matters............................................................................31

Section 3.13	Intellectual Property; IT Systems............................................................31

Section 3.14	Labor Matters..........................................................................................32

Section 3.15	Insurance.................................................................................................33

Section 3.16	Tax Matters................................................................................................................34

Section 3.17	Brokers....................................................................................................35

Section 3.18	Real and Personal Property.....................................................................35

Section 3.19	Transactions with Affiliates....................................................................36

Section 3.20	Customers, Carriers and Vendors...........................................................37

Section 3.21	Employee Agents; Third-Party Agents; Sales Practices.........................37

Section 3.22	Program Agreement Breaches................................................................38

Section 3.23	Contingent and Incentive-Based Commissions......................................38

Section 3.24	No Undisclosed Liabilities.....................................................................38

Section 3.25	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES......39

i

Article 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS.............39

Section 4.1	Organization.............................................................................................39

Section 4.2	Authority..................................................................................................39

Section 4.3	Consents and Approvals; No Violations..................................................40

Section 4.4	Title to the Units......................................................................................40

Section 4.5	Litigation.................................................................................................41

Section 4.6	Brokers....................................................................................................41

Section 4.7	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.......41
Article 5 REPRESENTATIONS AND WARRANTIES CONCERNING BUYER........................42

Section 5.1	Organization............................................................................................42

Section 5.2	Authority..................................................................................................42

Section 5.3	Consents and Approvals; No Violations..................................................42

Section 5.4	Brokers.....................................................................................................43

Section 5.5	Availability of Funds................................................................................43

Section 5.6	No Competitor..........................................................................................43

Section 5.7	Investigations; No Representations..........................................................43
Article 6 COVENANTS...................................................................................................................44

Section 6.1	Conduct of Business of the Company......................................................44

Section 6.2	Access to Information..............................................................................47

Section 6.3	Efforts to Consummate............................................................................47

Section 6.4	Public Announcements............................................................................49

Section 6.5	Employee Matters....................................................................................50

Section 6.6	Indemnification and Exculpation of Directors, Officers and Employees;
Directors’ and Officers’ Insurance; Release............................................51

Section 6.7	Exclusive Dealing....................................................................................53

Section 6.8	Documents and Information....................................................................53

Section 6.9	Contact with Customers, Suppliers and Other Business Relations.........54

Section 6.10	Notification ...............................................................................................................54

Section 6.11	Affiliate Agreements...............................................................................54

Section 6.12	Non-Solicitation......................................................................................55

Section 6.13	Tax Matters ...............................................................................................................56

Section 6.14	Residency Forms.....................................................................................58
Article 7 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT......................................................................................................58

Section 7.1	Conditions to the Obligations of the Company, Buyer and the Sellers...58

Section 7.2	Other Conditions to the Obligations of Buyer.........................................58

Section 7.3	Other Conditions to the Obligations of the Company and the Sellers.....60

Section 7.4	Frustration of Closing Conditions............................................................61
Article 8 TERMINATION; AMENDMENT; WAIVER...................................................................61

Section 8.1	Termination..............................................................................................61

Section 8.2	Effect of Termination...............................................................................62

Section 8.3	Amendment..............................................................................................63

Section 8.4	Extension; Waiver....................................................................................64
Article 9 Indemnification..................................................................................................................64

Section 9.1	Survival of Representations; Covenants..................................................64

Section 9.2	General Indemnification...........................................................................65

Section 9.3	Third Party Claims...................................................................................66

Section 9.4	Other Claims............................................................................................68

Section 9.5	Limitations on Indemnification Obligations............................................68

Section 9.6	Tax Treatment of Indemnification............................................................70

Section 9.7	Duty to Mitigate.......................................................................................70

Section 9.8	Exclusive Remedy....................................................................................70

Section 9.9	Representation and Warranty Insurance Policy........................................71

Section 9.10	Manner of Payment; Escrow....................................................................71

Section 9.11	Materiality................................................................................................72
Article 10 Parent Guarantee.............................................................................................................72

Section 10.1	Guarantee.................................................................................................72

Section 10.2	Nature of Guarantee.................................................................................72

Section 10.3	Representations and Warranties of Parent................................................72

Section 10.4	Sole Obligation of Parent.........................................................................73
Article 11 MISCELLANEOUS........................................................................................................73

Section 11.1	Entire Agreement; Assignment.................................................................73

Section 11.2	Notices......................................................................................................74

Section 11.3	Governing Law.........................................................................................75

Section 11.4	Fees and Expenses....................................................................................75

Section 11.5	Construction; Interpretation.....................................................................75

Section 11.6	Exhibits and Schedules.............................................................................76

Section 11.7	Parties in Interest......................................................................................76

Section 11.8	Severability.................................................................................................................76

Section 11.9	Seller Representative................................................................................76

Section 11.10	Counterparts; Electronic Signatures.........................................................79

Section 11.11	Knowledge of the Company.....................................................................79

Section 11.12	No Recourse.............................................................................................79

Section 11.13	Waiver of Jury Trial..................................................................................79

Section 11.14	Jurisdiction and Venue.............................................................................79

Section 11.15	Remedies..................................................................................................80

Section 11.16	Waiver of Conflicts..................................................................................81

Section 11.17	Currency...................................................................................................81

Section 11.18	Time of Essence.......................................................................................81

SCHEDULES*

1.1	—	Acquisition Entities
2.1(a)	—	Purchased Units
2.1(b)	—	Retained Units
6.1	—	Conduct of Business of the Company
6.11	—	Affiliate Agreements
6.12	—	Covered Employees

DISCLOSURE SCHEDULES*

3.2(a)	—	Capitalization of the Group Companies
3.2(b)	—	Capitalization of the Group Companies
3.2(c)	—	Capitalization of the Group Companies
3.2(e)	—	Capitalization of the Group Companies
3.4(a)	—	Financial Statements
3.4(b)	—	Financial Statements
3.5	—	Consents and Approvals; No Violation
3.7(a)	—	Material Contracts
3.7(b)	—	Material Contract Exceptions
3.8	—	Absence of Changes
3.9	—	Litigation
3.10	—	Compliance with Applicable Law
3.11(a)	—	Employee Benefit Plans
3.11(b)	—	Employee Benefit Plans
3.12	—	Environmental Matters
3.13(a)	—	Intellectual Property
3.14	—	Labor Matters
3.15	—	Insurance
3.16	—	Tax Matters
3.18(a)	—	Owned Real Property
3.18(b)	—	Leased Real Property
3.18(c)	—	Personal Property
3.19	—	Transactions with Affiliates
3.20(a)	—	Material Customers, Material Carriers and Material Vendors
3.20(b)	—	Material Customers, Material Carriers and Material Vendors
3.21(c)	—	Third-Party Agents
3.23	—	Contingent Commissions

4.3	—	Seller Consents and Approvals; No Violation
4.4	—	Title to the Units
5.3	—	Buyer Consents and Approvals; No Violation
6.5	—	Severance Practices
6.11	—	Retained Affiliate Agreements
EXHIBITS*

A	—	Net Working Capital and Accounting Principles
B	—	Form of Escrow Agreement
C	—	Pro Rata Percentages; Percentage Allocations; Holdback Allocations
D	—	Allocation of Purchase Price
E F	— —	Residency Form Key Employees
G	—	Form of Second Amended and Restated Limited Liability Company Agreement of the Company
H	—	Euclid R&W Insurance Policy
I	—	Great American R&W Insurance Policy

*The Schedules and Exhibits to the Unit Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. White Mountains Insurance Group, Ltd. will furnish copies of such Schedules and Exhibits to the U.S. Securities and Exchange Commission upon its request; provided, however, that White Mountains Insurance Group, Ltd. may request confidential treatment for any Schedule or Exhibit so furnished.

v

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2018, is made by and among NSM Acquisition Holdings, LLC, a Delaware limited liability company (“NSM Holdings”), AIG Property Casualty U.S., Inc., a Delaware corporation (“AIG”), each Management Seller (as defined herein) (each of NSM Holdings, AIG and each Management Seller may be referred to herein from time to time as a “Seller”, and collectively, the “Sellers”), NSM Insurance HoldCo, LLC, a Delaware limited liability company (the “Company”), White Mountains Catskill Holdings, Inc., a Delaware corporation (“Buyer”), White Mountains Insurance Group, Ltd., a Bermuda exempted limited liability company (“Parent”), and ABRY Partners VIII, L.P., a Delaware limited partnership, solely in its capacity as the Seller Representative (as defined in Section 11.9(a) hereto). The Company, the Sellers, Buyer and the Seller Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, as of immediately prior to the Closing, the Sellers will collectively own beneficially and of record all of the issued and outstanding membership interests of the Company (collectively referred to herein as the “Units”);
WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from each of the Sellers that are indicated as holding Purchased Units (as defined herein) on Schedule 2.1(a), and such Sellers will sell to Buyer, all of the Purchased Units (as defined herein) for the consideration described herein;
WHEREAS, it is contemplated that, each of the Sellers that are indicated as holding Retained Units (as defined herein) on Schedule 2.1(b) hereto (the “Rollover Sellers”) will, immediately following the consummation of the transactions contemplated by this Agreement, continue to hold such Retained Units of the Company rather than sell such Retained Units to the Buyer in the transactions contemplated by this Agreement;
WHEREAS, it is contemplated that the limited liability company agreement of the Company will be amended and restated in substantially the form attached hereto as Exhibit G (the “Second Amended and Restated Limited Liability Company Agreement of the Company”), to be effective immediately following the consummation of the transactions contemplated by this Agreement, to provide for, among other things, the admission of Buyer as a Member of the Company;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, the Persons listed on Exhibit F (the “Key Employees”) have entered into amended and restated employment agreements with the Company (the “Employment Agreements”);
WHEREAS, on the date hereof, AIG, NSM Insurance Group, LLC (“NSMIG”) and certain other parties thereto have entered into an amendment to that certain Renewal Rights, Assignment, and Amendment Agreement, dated as of September 1, 2016 (the “RRA Agreement” and such amendment, the “RRA Amendment”) by and among Care Providers Insurance Services LLC d/b/a NSM Insurance Group, NSMIG, AIG, American Collectors Insurance LLC (formerly, ACI

Collector’s Insurance LLC), and National Union Fire Insurance Company of Pittsburgh, PA, in the form previously agreed between AIG, the Company and Parent; and
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“2017 Short-Term Deferred Contingent Receivable Amount” means the aggregate amount of Deferred Contingent Receivables that are accrued on the consolidated balance sheet of the Group Companies as of December 31, 2017, and that remain accrued and not received as of the date of this Agreement, and that are due and payable to the applicable Group Company on or prior to December 31, 2018.
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Acquired Entities” means the entities set forth on Schedule 1.1.
“Acquisition Amounts” means an amount equal to the aggregate consideration paid by the Company in connection with any acquisition of any Acquired Entity, but only to the extent such acquisition is approved in writing by Buyer and consummated prior to Closing.
“Acquisition Transaction” has the meaning set forth in Section 6.7.
“Action” means any claim (including any cross-claim or counterclaim), action, suit, cause of action, charge, demand, litigation, order, proceeding (including any civil, commercial, criminal, administrative, investigative, informal or appellate proceeding), arbitral action, complaint, hearing, dispute resolution process, governmental audit, regulatory visit or inspection, inquiry, enforcement, criminal prosecution or investigation.
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(i)(A).
“Adjustment Escrow Amount” means an amount in cash equal to $3,500,000.
“Adjustment Escrow Funds” has the meaning set forth in Section 2.3(b)(i)(A).
“Adjustment Time” means 12:01 a.m. Eastern time on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliate Agreement” has the meaning set forth in Section 3.19.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“AIG” has the meaning set forth in the introductory paragraph to this Agreement.
“AIG Ownership Period” means March 31, 2015, through the Prior Acquisition Date.
“AIG Releasing Parties” has the meaning set forth in Section 6.6(e)(ii).
“AIG Restricted Persons” means those senior officers of AIG and its Affiliates who regularly work with the Group Companies.
“Ancillary Documents” has the meaning set forth in Section 3.3.
“Budget Act” means Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.
“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
“Buyer Fundamental Representations” has the meaning set forth in Section 9.1(b).
“Buyer Indemnitee” and “Buyer Indemnitees” have the meaning set forth in Section 9.2(a).
“Buyer Related Party” has the meaning set forth in Section 8.2(b).
“Cash and Cash Equivalents” means, with respect to any Person as of any time, the aggregate amount of such Person’s cash and cash equivalents as determined in accordance with GAAP (including marketable securities, bank deposits and short term investments and excluding Restricted Cash) as of such time, including the amounts of any received but uncleared checks and drafts and wires issued prior to such time, net of outstanding but uncleared checks or transfers as of such time; provided, that (i) the amounts of any such uncleared checks or transfers included in Cash and Cash Equivalents as of any time shall be without duplication of any amounts included in Current Assets or Current Liabilities as of such time and (ii) to the extent any such uncleared checks or transfers have not cleared by the date that is sixty (60) days after the Closing, such checks or transfers shall be excluded from the final determination of Closing Cash pursuant to Section 2.4(b).
“Claims Notice” has the meaning set forth in Section 9.1.
“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of the consolidated Cash and Cash Equivalents of the Group Companies as of the Adjustment Time.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time.
“Closing Statement” has the meaning set forth in Section 2.4(b)(i).
“Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Company Existing LLC Agreement.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Existing LLC Agreement” means the amended and restated limited liability agreement of the Company dated as of September 1, 2016.
“Company Fundamental Representations” has the meaning set forth in Section 9.1.
“Company Subsidiary Equity Interests” means all of the issued and outstanding equity interests of each of the Group Companies other than the Company.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 18, 2017, by and between NSM Insurance Group, LLC, and White Mountains Capital, Inc.
“Consent” has the meaning set forth in Section 3.5.
“Contract” means any written contract, lease, sublease, license, indenture, agreement, commitment or other legally binding arrangement.
“Covered Employee” has the meaning set forth in Section 6.12(a).
“Credit Facilities” means that certain Credit Agreement, dated as of September 1, 2016, by and among NSM Insurance Group, LLC, Ares Capital Corporation and various other lenders thereto.
“Current Assets” has the meaning set forth in Exhibit A.
“Current Liabilities” has the meaning set forth in Exhibit A.

“Deferred Contingent Receivable” means, as of any time, any receivable in respect of contingent income of the Group Companies earned prior to such time under Contracts with American Collector’s Insurance, LLC, Condon and Skelly, Heacock Classic Car Division, PPI (True Transport Division), and Vantage Holdings Limited, for which payment has not yet been received as of such time, in each case determined in accordance with Exhibit A.
“Earn-Out Liability” means any Liability of any Group Company with respect to the earn-outs or similar deferred purchase price payments in respect of the acquisition of Vantage Holdings Ltd., Maybury James Ltd. or Specialty Aviation Underwriters, LLC.
“Earn-Out Liability Amount” means $10,868,000, representing the aggregate amount of the Earn-Out Liabilities as of the date hereof.
“Earn-Out Liability Reduction Amount” means the amount by which the Earn-Out Liability Amount is reduced by cash payments made by any Group Company in respect of any Earn-Out Liability after the date of this Agreement and prior to the Adjustment Time.
“Employee Agent” has the meaning set forth in Section 3.21(a).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, agreement or arrangement, whether written or oral (including each stock purchase, stock option, restricted stock, profits interest or other equity or equity-based incentive, severance, retention, employment, consulting, Tax gross-up, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, profit sharing, change-in-control, bonus, incentive, deferred compensation, fringe benefit and other similar benefit plan, program, agreement or arrangement) that any Group Company maintains, sponsors or contributes to or with respect to which any Group Company has any Liability, other than any Governmental Plan.
“Employment Agreements” has the meaning set forth in the recitals to this Agreement.
“Enterprise Value” means $387,500,000.
“Environmental Laws” means all Laws concerning pollution or protection of the environment or human health and safety (as such relates to toxic or hazardous substances or wastes).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any other entity, trade or business that, together with such Person, would be treated as a single employer at the relevant time under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b)(1) of ERISA.
“Escrow Agent” has the meaning set forth in Section 2.3(b)(i)(A).
“Escrow Agent Fees” means all fees, costs and expenses of the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(i)(A).
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“FCA” means the UK Financial Conduct Authority (or any successor regulatory organization or successor authority).
“FCA Handbook” means the FCA’s handbook of rules and guidance as amended from time to time.
“Final Purchase Price” has the meaning set forth in Section 2.4(d).
“Financial Statements” has the meaning set forth in Section 3.4.
“Fraud” means actual common-law fraud.
“FSMA” means the UK Financial Services and Markets Act 2000 (as amended from time to time).
“GAAP” means United States generally accepted accounting principles, as consistently applied.
“General Survival Expiration Date” has the meaning set forth in Section 9.1(a).
“Governing Documents” means the legal document(s) by which any Person (other than a natural person) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any United States or non-United States (i) federal, national, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public arbitral tribunal, and in relation to the United Kingdom shall include the FCA.
“Governmental Plan” means any governmental or statutory plan, program, agreement or arrangement (including statutory severance, minimum wage and workers’ compensation requirements), as to which any Group Company contributes or otherwise has any Liability.
“Group Company” and “Group Companies” means, collectively, the Company and each of its Subsidiaries.
“Group Company Permits” has the meaning set forth in Section 3.6.

“Guaranteed Obligations” has the meaning set forth in Section 10.1(b).
“Holdback Allocation” with respect to any Seller (other than AIG), means the percentage set forth opposite such Seller’s name under the column titled “Holdback Allocation” delivered to Buyer in accordance with Section 2.4(a) in the form attached hereto as Exhibit C, which percentage with respect to each Seller (other than AIG) shall be equal to the fraction expressed as a percentage, (x) the numerator of which is the number of Purchased Units sold by such Seller and (y) the denominator of which is the total number of Purchased Units (other than the Purchased Units sold by AIG), and which percentages in the aggregate, for the avoidance of doubt, shall be equal to one hundred percent (100%).
“Holdback Amount” has the meaning set forth in Section 11.9(e).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Group Company as of any time, without duplication, (i) all obligations for borrowed money, including all principal, interest, fees, expenses, overdrafts, penalties, premiums, costs, and other payment obligations with respect thereto, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) all obligations with respect to leases of real or personal property or a combination thereof required to be classified or accounted for as capital leases under GAAP and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with GAAP together with all obligations to make termination payments under such capitalized lease obligations, (iv) all obligations for the deferred purchase price of property, services, goods or assets, including “earn-outs” and “seller notes” (but excluding (x) any trade payables or accrued expenses arising in the ordinary course of business consistent with past practice, and (y) any Earn-Out Liability), (v) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other similar instruments, in each case, solely to the extent drawn, (vi) all obligations, including any breakage costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate, (vii) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by any Group Company, (viii) all obligations under which interest charges are customarily paid, (ix) all unfunded deferred compensation obligations, underfunded or unfunded Liabilities under any defined benefit pension or retiree medical plan and obligations with respect to severance and separation benefits relating to any terminations prior to the Closing or as a result of the transactions contemplated by this Agreement (including, in each case, the employer-paid portion of any employment of payroll Taxes related thereto), (x) all obligations with respect to any bonus or incentive compensation accrued as a current Liability as of the Closing in connection with business activities of any Group Company prior to Closing, (xi) all refundable premiums due to insureds, (xii) all escheat and historical claims Liabilities, (xiii) all obligations for payments relating to the Prior Acquisition and (xiv) all guarantees by any Group Company (to the extent of the amount of such guarantees) of any indebtedness of a third party of the type described in the foregoing clauses (i) through (xiii) and all such obligations of a third party secured by a Lien on any property of any Group Company to the extent of the obligation secured, in each case, as of such time. Notwithstanding the foregoing, “Indebtedness”

shall not include any (a) obligations under operating leases, (b) amounts included as Seller Expenses, or (c) amounts otherwise taken into account in the calculation of Closing Working Capital.
“Indemnified Party” has the meaning set forth in Section 9.3(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b)(i)(B).
“Indemnity Escrow Amount” means $2,000,000.
“Indemnity Escrow Funds” has the meaning set forth in Section 2.3(b)(i)(B).
“Individual Seller Fundamental Representations” has the meaning set forth in Section 9.1.
“Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.
“Insurance Contract” means any insurance policy, binder, slip or contract issued, bound or placed by any Group Company on behalf of a carrier in connection with such Group Company’s business.
“Insurance Producer” means an insurance agent, marketer, manager, underwriter, wholesaler, broker, distributor, claims administrator or third party administrator or other producer that presently or previously offered, wrote, underwrote, sold, managed, handled or administered claims for, produced or marketed any Insurance Contract for any Group Company.
“Intellectual Property Rights” means, to the extent protectable by applicable Law, all (i) patents, including all applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade names, trade dress, logos, slogans, designs and corporate names, together with the goodwill, registrations and applications for registrations associated with any of the foregoing; (iii) works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications, including software; (iv) Internet domain names; and (v) trade secrets and know-how.
“IP Rights” has the meaning set forth in Section 3.13.
“Key Employees” has the meaning set forth in the recitals to this Agreement.
“Law” means any statute, law, rule, regulation, code, decree, directive, order, writ, judgment, injunction or award of any Governmental Entity, including the FCA Handbook.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Liabilities” means obligations and liabilities of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.

“Long-Term Deferred Contingent Receivable Amount” means an amount equal to eighty eight percent (88%) of the aggregate amount of Deferred Contingent Receivables that are accrued on the consolidated balance sheet of the Group Companies as of March 31, 2018 and that are due and payable to the applicable Group Company from and after December 31, 2018.
“Loss” has the meaning set forth in Section 9.2(a).
“Loss Ratio” means the quotient of losses incurred with respect to an identified book of insurance business over a specified period of time divided by premiums earned on that same book over that same time period, (a) as provided to the Group Companies by the applicable third-party insurance carriers or (b) to the extent such information is not provided to the Group Companies by such carriers, as calculated by the Company, consistent with past practice, by reference to written premium information provided by such carriers (or if not so provided, as recorded in the Group Companies’ books and records) and any loss and expense information provided by such carriers or any other applicable third parties (including third party administrators).
“Management Bonus Amount” means (i) the aggregate amount of bonuses approved by the Board of Directors of the Company and actually paid to certain Management Sellers in lieu of profits interest commitments as described on Schedule 6.1(xiv) (the “Incentive Unit Bonus Amount”) and (ii) the transaction bonuses in an aggregate amount equal to $3,000,000 actually paid to certain Management Sellers or employees of any Group Company as described on Schedule 6.1(xiv).
“Management Seller” means each of the following: Geoffrey McKernan; William McKernan; William Kanehann; Felix DiFiore; Catherine Hunt; Joseph Saraiva; Michael P. Egan; and Jennifer L. Porter.
“Material Adverse Effect” means any event, change, occurrence or circumstance that, individually or in the aggregate with all other events, changes, occurrences and circumstances, (a) has had or would reasonably be expected to have a material adverse effect upon the assets, financial condition, business, operations or results of operations of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent the Company or any Seller from consummating, or materially impact or materially delay the ability of the Company or any Seller to consummate, the transactions contemplated herein; provided, however, that any adverse change, event, effect or occurrence arising from or related to (i) conditions affecting the economy generally or the industries or markets in which the Group Companies operate, (ii) any national or international political or social conditions, including the engagement by the United States or another government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack or event, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God or other comparable events, (v) changes or prospective changes in GAAP, (vi) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity (or the interpretation or enforcement thereof), (vii) the public announcement of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with officers, employees, customers, suppliers or partners, (viii) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement, or changes in the credit rating of the Group Companies (although any facts and circumstances that may have given rise or contributed to any such failure or change that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (ix) the taking of any action expressly required by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby or thereby, or (x) the identity of, or any facts or circumstances relating to, Buyer or its Affiliates, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries in which the Group Companies operate.
“Material Carriers” has the meaning set forth in Section 3.20.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Customers” has the meaning set forth in Section 3.20.
“Material Vendors” has the meaning set forth in Section 3.20.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means, as of any time, the aggregate amount of the consolidated Current Assets of the Group Companies as of such time, minus the aggregate amount of the consolidated Current Liabilities of the Group Companies as of such time, in each case determined in accordance with Exhibit A. Notwithstanding anything to the contrary contained herein, “Net Working Capital” shall not include any amounts with respect to income Tax assets or Liabilities, deferred Tax assets or Liabilities, Cash and Cash Equivalents, Seller Expenses, Deferred Contingent Receivables, Indebtedness or the Acquisition Amounts. For the avoidance of doubt, the calculation of Net Working Capital shall, for all purposes of this Agreement including any post-Closing adjustment of the Purchase Price pursuant to Section 2.4, exclude amounts or items related to the Acquired Entities.
“New Plans” has the meaning set forth in Section 6.5.
“Non-U.S. Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for any employee or employees located outside of the United States.
“NSM Holdings” has the meaning set forth in the introductory paragraph to this Agreement.
“NSMIG” has the meaning set forth in the recitals to this Agreement.
“Objection” has the meaning set forth in Section 2.4(b)(ii).
“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Outside Date” has the meaning set forth in Section 8.1(d).
“Owned IP Rights” has the meaning set forth in Section 3.13.
“Owned Real Property” has the meaning set forth in Section 3.18(a).
“Owned Real Property Occupancy Agreement” has the meaning set forth in Section 3.18(a).
“Paid Deferred Contingent Receivable Amount” means the aggregate amount of any Deferred Contingent Receivables actually received by any Group Company after (i) the date of this Agreement, with respect to any Deferred Contingent Receivable included in the 2017 Short-Term Deferred Contingent Receivable Amount, or (ii) March 31, 2018, with respect to any Deferred Contingent Receivable included in the Long-Term Deferred Contingent Receivable Amount and, in each case, on or prior to the Closing; provided that, under no circumstances shall the Paid Deferred Contingent Receivable Amount exceed the sum of (x) the 2017 Short-Term Deferred Contingent Receivable Amount plus (y) the Long-Term Deferred Contingent Receivable Amount.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Guarantee” has the meaning set forth in Section 10.2.
“Participant” means any current or former director, officer, employee or independent contractor of any Group Company.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Pay-off Letters” has the meaning set forth in Section 7.2(h).
“Percentage Allocation” with respect to any Seller, means the percentage set forth opposite such Seller’s name under the column titled “Percentage Allocation” delivered to Buyer in accordance with Section 2.4(a) in the form attached hereto as Exhibit C, which percentage with respect to each Seller shall be equal to the fraction expressed as a percentage, (x) the numerator of which is equal to the portion of the Purchase Price received by such Seller (plus, in the case of any Management Seller, any Incentive Unit Bonus Amount received by such Management Seller) and (y) the denominator of which is equal to the aggregate Purchase Price received by all Sellers plus the aggregate Incentive Unit Bonus Amount, and which percentages in the aggregate, for the avoidance of doubt, shall be equal to one hundred percent (100%).
“Permit” means any permit, registration, notification, franchise, license, certificate, waiver, exemption, variance, right, order, or other approval or authorization from any Governmental Entity.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are otherwise being contested in good faith, (ii) Liens for Taxes not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the Financial Statements to the extent required by GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the use or materially impair the value of the property to which they relate in the conduct of the business as currently conducted by the Group Companies, (iv) Liens securing the obligations of the Group Companies under the funded Indebtedness under the Credit Facilities that (A) will be discharged on the Closing Date or (B) remain outstanding at Buyer’s election after the Closing Date, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property by the Group Companies or the operation of the businesses of the Group Companies, (vi) Liens that have been placed by any developer, landlord or other third party on property over which a Group Company has leasehold or easement rights and subordination or similar agreements relating thereto and (vii) non-exclusive licenses to Intellectual Property Rights entered into in the ordinary course of business.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Data” has the meaning set forth in Section 3.13(c).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Pre-Closing Taxes” means any Taxes of any Group Company attributable to any Pre-Closing Tax Period, including for this purpose any Taxes imposed on such Group Company under Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Budget Act attributable to the Sellers’ interests in the Company represented by the Purchased Units for a Tax year beginning on or after January 1, 2018, but in any case excluding (i) Taxes taken into account in determining Closing Working Capital, Closing Indebtedness or Seller Expenses and (ii) any Taxes to the extent resulting from a breach by Buyer of Section 6.13.
“Prior Acquisition” means the acquisition by NSM Holdings of interests in the Company pursuant to that certain Membership Interest Unit Purchase Agreement dated as of August 5, 2016, by and among NSM Holdings, NSM Insurance Group, LLC, NSM Investments, Inc., the Management Sellers (as defined therein) and AIG Property Casualty U.S., Inc.
“Prior Acquisition Date” means September 1, 2016.
“Pro Rata Percentage,” with respect to any Seller, means the percentage set forth opposite such Seller’s name under the column titled “Pro Rata Percentage” delivered to Buyer in accordance with Section 2.4(a) in the form attached hereto as Exhibit C, which percentage with respect to each Seller shall be equal to the fraction expressed as a percentage, (x) the numerator of which is equal to the number of Purchased Units sold by such Seller and (y) the denominator of which is equal to the total number of Purchased Units, and which percentages in the aggregate, for the avoidance of doubt, shall be equal to one hundred percent (100%).

“Profit Sharing Agreement” means that certain Profit Sharing Agreement, dated as of September 1, 2016, by and between AIG and NSM Insurance Group, LLC.
“Profits Interests” has the meaning set forth in Section 3.2(d).
“Program Agreements” means any program administration agency, managing general agency, managing general underwriter, other administration or management agreement, claims administration, claims handling, third party administration or similar agreement or the like under which a Company represents or provides services to an insurance company in offering, marketing, managing, handling or administering claims in connection with, underwriting and/or issuing insurance coverage covering specific types or classes of insureds.
“Purchase Price” means ninety five and five one hundredths percent (95.05%) of (i) Enterprise Value, plus (ii) the amount of Closing Cash, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, minus (vi) the amount of Seller Expenses, plus (vii) the 2017 Short-Term Deferred Contingent Receivable Amount, plus (viii) the Long-Term Deferred Contingent Receivable Amount, minus (ix) the Paid Deferred Contingent Receivable Amount, minus (x) the Earn-Out Liability Amount, plus (xi) the Earn-Out Liability Reduction Amount, and plus (xii) the Acquisition Amounts; provided, that any amount described in clause (iii) or (iv) shall only be included in the determination of the Purchase Price if such amount exceeds $250,000 and then the entire amount shall be included without regard to such $250,000 threshold.
“Purchased Units” means, collectively, the Units set forth in Schedule 2.1(a) across from each Seller’s name.
“R&W Insurance” means the insurance coverage provided pursuant to the buyer-side representation and warranty insurance policies as set forth in (i) that certain policy, effective as of the date hereof, by and between Euclid Transactional, LLC and White Mountains Catskill Holdings, Inc. and (ii) that certain policy, effective as of the date hereof, by and between Great American E&S Insurance Company and White Mountains Catskill Holdings, Inc., attached hereto as Exhibit H and Exhibit I, respectively.
“Real Property Lease” has the meaning set forth in Section 3.18(b).
“Regulatory Approvals” means any approvals, consents, filings or notifications required in connection with the transactions contemplated by this Agreement by the Laws, rules and regulations of the State of Texas and the United Kingdom, as applicable, including, with respect to Buyer, (i) the filing of applications under §4001.253 of the Texas Insurance Law with the Texas Department of Insurance and approvals or non-objections thereof and (ii) the U.K. Approvals.
“Regulatory Fees” has the meaning set forth in Section 6.3(a).
“Released Parties” has the meaning set forth in Section 6.6(e).
“Releasing Parties” has the meaning set forth in Section 6.6(e).

“Replacement Profit Sharing Agreement” has the meaning set forth in Section 6.11.
“Residency Form” has the meaning set forth in Section 6.14.
“Responsible Party” has the meaning set forth in Section 9.3(a).
“Restricted Cash” means any restricted cash of the Group Companies as determined in accordance with GAAP, including unremitted insurance premiums that are collected by any Group Company from insureds and held by such Group Company in a fiduciary capacity pending remittance to the respective insurance underwriters.
“Retained Units” means all issued and outstanding Units as of the Closing Date other than Purchased Units.
“Rollover Sellers” has the meaning set forth in the introductory paragraph to this Agreement.
“RRA Agreement” has the meaning set forth in the recitals to this Agreement.
“RRA Amendment” has the meaning set forth in the recitals to this Agreement.
“Schedules” has the meaning set forth in Section 11.6.
“Second Amended and Restated Limited Liability Company Agreement of the Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Second Request” has the meaning set forth in Section 6.3(d).
“Seller” and “Sellers” each have the meaning set forth in the introductory paragraph to this Agreement.
“Seller Expenses” means, without duplication, the unpaid amount of all out-of-pocket fees, costs and expenses (including those related to travel, legal, accounting and investment banking) incurred by or on behalf of any Seller or any Group Company on or prior to the Closing (whether or not invoiced) as a result of the transactions contemplated by this Agreement, in each case solely to the extent required to be paid or reimbursed by any of the Group Companies, including (i) the fees and expenses of Foley & Lardner LLP, McDonald Hopkins LLC, Willkie Farr & Gallagher LLP and Latham & Watkins LLP, (ii) other investment banking, legal, accounting, tax, professional, advisory or consulting fees and expenses, (iii) any retention, success, transaction, change of control or similar bonuses and/or severance payments payable (including, for the avoidance of doubt, the Management Bonus Amount) to directors, officers, employees or consultants of the Group Companies as a result of the Closing (including the employer’s share of any payroll Taxes attributable to such amounts, whenever incurred), (iv) all “earn-outs” or similar contingent payments paid or payable as a result of the consummation of the transactions contemplated by this Agreement, and (v) all obligations by the Company to current or former members in respect of any distributions declared prior to the Closing; provided, however, Seller Expenses shall be calculated without duplication of any amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Working Capital. Notwithstanding anything to the contrary contained herein, in no event shall “Seller Expenses” include Escrow Agent Fees, Regulatory Fees and Tail Policy Expenses and any amounts with respect to Transfer Taxes.
“Seller Fundamental Representations” has the meaning set forth in Section 9.1.
“Seller Indemnitee” and “Seller Indemnitees” have the meaning set forth in Section 9.2(c).
“Seller Representative” has the meaning set forth in Section 11.9(a).
“Seller Tax Contest” has the meaning set forth in Section 6.13(d).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date. In the case of any Straddle Period, Taxes shall be apportioned to the Pre-Closing Tax Period (i) in the case of real, personal and intangible property Taxes, on a daily pro rata basis and (ii) in the case of any other Taxes, computed as if such period ended on the Closing Date, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity or controlled foreign corporation, as if the taxable period of such partnership or other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation); provided, that any references herein to the Subsidiaries of the Company (or similar term) shall be deemed to exclude any Acquired Entity only for the purposes of Article 3 and shall otherwise include any Acquired Entity from and after the date on which such Acquired Entity is acquired by the Company. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Tail Policy Expenses” has the meaning set forth in Section 6.6(b).
“Target Working Capital” means $1,949,000.
“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment or other tax and any interest, penalties or additions to tax in respect of the foregoing.

“Tax Return” means any Tax return (including an information return), declaration or report, including any election, schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.
“Termination Fee” has the meaning set forth in Section 8.2(b).
“Third-Party Agent” means each Person, other than an Employee Agent, that is acting as an Insurance Producer for or on behalf of any Group Company.
“Third-Party Claim” has the meaning set forth in Section 9.3(a).
“Top Producer” has the meaning set forth in Section 3.21(c).
“Transfer Taxes” has the meaning set forth in Section 6.13(b).
“U.K. Approvals” means in relation to each Person who will, or will be deemed to, become a controller (as defined in FSMA) of any U.K. Regulated Subsidiary (each a “Proposed Controller”), (i) each Proposed Controller has received a written notice from the FCA under section 189(4)(a) of FSMA unconditionally approving the acquisition of such control over such U.K. Regulated Subsidiary by the Proposed Controller or (ii) the FCA is deemed under section 189(6) of FSMA to have granted approval of the acquisition of such control over such U.K. Regulated Subsidiary by the Proposed Controller.
“U.K. Regulated Subsidiaries” means VISL, Stewart Miller McCulloch & Co Limited and Peter D James Limited and any other Group Company or entity of which the Company is a controller (as defined in FSMA) authorized and regulated by the FCA (each, a “U.K. Regulated Subsidiary”).
“Units” has the meaning set forth in the recitals to this Agreement.
“Vendor” means any Person that sells goods or services to any Group Company (excluding the Company’s insurance companies and employees or Third-Party Agents, accounting, legal, and financial advisors).
“VISL” means Vantage Insurance Services Limited (a UK company with registered number 03441136 and FCA Firm Reference Number 311541).
“Waived 280G Benefits” has the meaning set forth in Section 6.5(c).
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or non-U.S. plant closing or mass layoff Law.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Purchased Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, the Purchased Units in exchange for the Purchase Price. The Purchase

Price will be estimated prior to the Closing Date and subject to post-Closing adjustments as provided in Section 2.4.
Section 2.2    Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York, New York time, on the fifth (5th) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) (the “Closing Date”) at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116, unless another time, date or place is agreed to in writing by Buyer and the Seller Representative; provided, that the Parties shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to allow Closing to take place as soon as reasonably practicable following such satisfaction of such conditions; provided, further, that the Closing shall not take place prior to the twentieth (20th) day following the date of this Agreement unless requested by Buyer in writing on no less than two (2) Business Days’ prior notice to the Seller Representative.
Section 2.3    Deliveries at the Closing.
(a)    Deliveries by Sellers.
(i)    At the Closing, each Seller shall deliver or cause to be delivered to Buyer an assignment of the Purchased Units held by such Seller in form and substance reasonably satisfactory to Buyer.
(b)    Deliveries by Buyer. At the Closing, Buyer shall make the following payments:
(i)    Buyer shall pay the Estimated Purchase Price (as defined below) to the Sellers by:
(A)    depositing the Adjustment Escrow Amount into an escrow account (the “Adjustment Escrow Account”) to be established and maintained by U.S. Bank National Association, a national banking association (the “Escrow Agent”), pursuant to an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), to be entered into on the Closing Date by and among the Seller Representative, Buyer and the Escrow Agent. The funds held in the Adjustment Escrow Account (the “Adjustment Escrow Funds”) shall serve as security for, and the sole source of payment of, the Sellers’ obligations pursuant to Section 2.4(b)(ii), if any;
(B)    depositing the Indemnity Escrow Amount into an escrow account (the “Indemnity Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the Escrow Agreement. The funds held in the Indemnity Escrow Account (the “Indemnity Escrow Funds”) shall serve as security for, and a source of payment of, the Sellers’ obligations pursuant to Article 9, if any;

(C)    paying to the Sellers an amount equal to the Estimated Purchase Price minus the sum of the Adjustment Escrow Amount, the Indemnity Escrow Amount and, if the joint notice described in Section 11.9(e) is provided in accordance with the terms of Section 11.9(e), the Holdback Amount; and
(D)    if the joint notice described in Section 11.9(e) is provided in accordance with the terms of Section 11.9(e), paying to the Seller Representative an amount equal to the Holdback Amount.
(ii)    Buyer shall pay or cause a Group Company to pay in full all Indebtedness outstanding under the Credit Facilities in accordance with the Pay-off Letters unless it has provided to the Sellers written confirmation that Buyer does not intend to repay the Indebtedness outstanding under the Credit Facilities prior to or at Closing; provided, that Buyer shall keep the Company reasonably informed of its plans to repay such Indebtedness and such written confirmation shall be provided no later than the date that is one (1) day after the satisfaction (or waiver) of the conditions set forth in Article 7 (other than Section 7.2(h) or those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party).
(iii)    Buyer shall pay or cause a Group Company to pay all Seller Expenses (including the Management Bonus Amount) in accordance with payment instructions delivered in writing by the Seller Representative to Buyer no later than three (3) Business Days prior to Closing.
All payments made by Buyer pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds, with such payment amounts in respect of amounts paid to the Sellers to be (except for the Management Bonus Amount) allocated among the Sellers in accordance with their respective Pro Rata Percentages (except for the Holdback Amount, which shall be allocated in accordance with the Holdback Allocation, and the Indemnity Escrow Amount, which shall be allocated in accordance with the Percentage Allocations) and each Seller’s portion of such payment amounts paid by Buyer to the accounts specified by such Sellers or (if not so specified by a Seller) by the Seller Representative no later than three (3) Business Days prior to the Closing Date.
(c)    Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to Article 7 with respect to the Closing will be exchanged.
Section 2.4    Purchase Price.
(a)    Estimated Purchase Price. No more than five (5) Business Days and no less than three (3) Business Days prior to the Closing, the Seller Representative (on behalf of the Sellers) shall deliver to Buyer (i) a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Expenses (including the Management Bonus Amount), the 2017 Short-Term Deferred Contingent Receivable Amount, the Long-Term Deferred Contingent Receivable Amount, the Paid Deferred Contingent Receivable Amount, the Earn-Out Liability Reduction Amount and the Acquisition Amounts, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates and the Earn-Out Liability Amount (which shall not, for the avoidance of doubt, be subject to adjustment pursuant to this Section 2.4), (ii) a determination of the Pro Rata Percentage and Percentage Allocation of each Seller and the Holdback Allocation for each Seller (other than AIG). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).
(b)    Determination of Final Purchase Price.
(i)    As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith proposed determination of the actual amounts of Closing Working Capital, Closing Cash, Closing Indebtedness, Seller Expenses, the 2017 Short-Term Deferred Contingent Receivable Amount, the Long-Term Deferred Contingent Receivable Amount, the Paid Deferred Contingent Receivable Amount, the Earn-Out Liability Reduction Amount and the Acquisition Amounts, together with a calculation of the Purchase Price based thereon and the Earn-Out Liability Amount (which shall not, for the avoidance of doubt, be subject to adjustment pursuant to this Section 2.4). The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).
(ii)    Within thirty (30) days following receipt by the Seller Representative of the Closing Statement, the Seller Representative (on behalf of the Sellers) may deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement, which Objection Notice shall set forth in reasonable detail the amount, determination or calculation in dispute and the basis therefor. Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If the Seller Representative does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) day period, the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) day period, Buyer and the Seller Representative (on behalf of the Sellers) shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and the Seller Representative, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after the Seller Representative delivers an Objection Notice, then Buyer and the Seller Representative (on behalf of the Sellers) shall jointly engage the dispute resolution group of a mutually agreeable accounting firm of national reputation (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.4(e)) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and the Seller Representative shall direct the Accounting Firm to deliver a written report containing its final determination of the subject matter of the disputed Objections (which determination shall be within the range of dispute in respect of each Objection between the amounts set forth on the Closing Statement and the Objection Notice) within such thirty (30) day period. The Accounting Firm’s determination shall be based solely on the definitions and other applicable provisions of this Agreement and/or presentations consisting of (x) a single written presentation submitted by each of Buyer and the Seller Representative (which the Accounting Firm shall be instructed to distribute to Buyer and the Seller Representative upon receipt of both such presentations)

and (y) a single written response submitted by each of Buyer and the Seller Representative (on behalf of the Sellers) to each such presentation and any interrogatories of the Accounting Firm (which the Accounting Firm shall be instructed to distribute to Buyer and the Seller Representative upon receipt of such responses). For the avoidance of doubt, neither Buyer nor the Seller Representative shall have any ex parte communications with the Accounting Firm relating to this Section 2.4(b) or this Agreement, and the Accounting Firm shall not conduct an independent investigation in respect of its determination. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties absent manifest error or Fraud. The costs and expenses of the Accounting Firm shall be borne by Buyer and the Sellers in a proportion as is appropriate to reflect their relative success in the resolution of all the Objections finally determined by the Accounting Firm; for example, if the Seller Representative challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Accounting Firm determines that the Seller Representative has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and the Sellers shall bear the other forty percent (40%) of such fees and expenses. Subject to the foregoing sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 2.4.
(c)    Access. Buyer shall, and shall cause each Group Company to, make its financial records, accounting personnel and advisors available to the Seller Representative or its designee, its accountants and other representatives and the Accounting Firm at reasonable times and upon reasonable advance notice during the review by the Seller Representative and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement.
(d)    Adjustments.
(i)    Payment by Buyer. If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, Buyer shall, or shall cause a Group Company to, pay to the Sellers in accordance with their respective Pro Rata Percentages an amount equal to such excess (not to exceed the amount of Adjustment Escrow Funds in the Adjustment Escrow Account), by wire transfer of immediately available funds to the accounts specified by such Sellers or (if not so specified by a Seller) by the Seller Representative prior to the Closing Date, within three (3) Business Days after the date on which the Final Purchase Price is finally determined.
(ii)    Payment from the Adjustment Escrow Funds. If the Final Purchase Price is less than the Estimated Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, then the Seller Representative (on behalf of the Sellers) and Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay to Buyer, by wire transfer of immediately available funds to the bank account designated in such joint written instruction no later than the fifth (5th) Business Day after the date on which the Final Purchase Price is finally determined, a portion of the Adjustment Escrow Funds equal to the amount of such shortfall (not to exceed the amount of Adjustment Escrow Funds in the Adjustment Escrow Account).

(iii)    Release of Adjustment Escrow Funds. Within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Seller Representative (on behalf of the Sellers) and Buyer shall deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release and pay to the Sellers in accordance with their respective Pro Rata Percentages, by wire transfer of immediately available funds to the bank account of each Seller designated in such joint written instruction no later than the fifth (5th) Business Day after the date on which the Final Purchase Price is finally determined, an amount equal to the Adjustment Escrow Funds remaining in the Adjustment Escrow Account after giving effect to any payment required pursuant to Section 2.4(d)(ii).
(e)    Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in the same manner and consistent with the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) as set forth in Exhibit A. For the avoidance of doubt, the Earn-Out Liability Amount shall be final as of the date of this Agreement and, shall not be subject to adjustment or dispute pursuant to this Section 2.4. The Parties agree to treat any payment made pursuant to this Section 2.4 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.
Section 2.5    Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that promptly upon becoming aware of any potential required withholding (other than in respect of wages or other compensation) and prior to effecting any such withholding, Buyer shall notify the affected Seller of such withholding in writing in reasonable detail and shall cooperate with such Seller to reduce or eliminate any withholding that otherwise would be required. Amounts withheld pursuant to this Section 2.5 and paid over to the appropriate Tax authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES
The Company hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:
Section 3.1    Organization and Qualification; Subsidiaries.
(a)    Each Group Company is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of formation. Each Group Company has the requisite corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. None of the Group Companies is in violation of any provision of its respective Governing Documents.

(b)    Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a material and adverse effect on the business or operations of any Group Company.
(c)    Except as set forth on Schedule 3.1(c), the Company has made available to Buyer true and complete copies of the applicable Governing Documents of each Group Company as currently in effect.
Section 3.2    Capitalization of the Group Companies.
(a)    Schedule 3.2(a) accurately and completely sets forth the capital structure of each Group Company, including the number of shares of capital stock or other equity interests which are authorized and which are issued and outstanding. All of the Units and any other issued and outstanding shares of capital stock or other equity interests of each Group Company are (i) except to the extent such concepts are not applicable under the applicable Law of such Group Company’s jurisdiction of incorporation, formation or organization (as applicable) or other applicable Law, duly authorized and validly issued and are fully paid and non-assessable, (ii) are held of record by the Persons and in the amounts set forth on Schedule 3.2(a), and (iii) were not issued or acquired by the holders thereof in violation of any Law, contract or the preemptive rights of any Person.
(b)    Except as set forth on Schedule 3.2(b), no Group Company owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any capital stock or other equity interests in, or has control (as defined in FSMA) of, any Person.
(c)    Schedule 3.2(c) sets forth the name, owner, jurisdiction of incorporation, formation or organization (as applicable) and percentages of outstanding equity securities owned by each Group Company, with respect to each Person (other than a Group Company) that has issued capital stock or other equity interests owned by such Group Company.
(d)    There are no, and there have never been any, Common Units, or other interest in the Company that was intended to constitute a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, issued or outstanding (“Profits Interests”), and except for the obligation to pay the Incentive Unit Bonus Amount, no Liability is reasonably expected to be incurred by any Group Company arising from or related to any commitments or promises to grant Common Units or Profits Interests.
(e)    Except as set forth on Schedule 3.2(e), (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Group Companies; (ii) there are no outstanding Contracts of the Group Companies, the Sellers or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of any of the Group Companies; (iii) there are no dividends which have accrued or been declared but are unpaid on the shares of capital stock or other equity interests of the Group Companies; (iv) there are no outstanding or authorized equity appreciation, phantom stock, stock plans, profit participation plans, profit units, equity plans or similar rights with respect to the Group Companies; and (v) there are no voting Contracts or other equityholder Contracts relating to the management or equity of the Group Companies.
(f)    The Company is the direct or indirect record and beneficial owner of the Company Subsidiary Equity Interests and the Sellers are the sole record and beneficial owners of the Units, free and clear of all Liens, except for any Liens created by this Agreement and restrictions on transfer under federal, state and other securities Laws.
Section 3.3    Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, other than the Employment Agreements, the RRA Amendment, the Replacement Profit Sharing Agreement contemplated in Section 6.11 and the Second Amended and Restated Limited Liability Company Agreement of the Company (as so limited, the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement (and the Ancillary Documents to which the Company will be a party) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is a party will be) duly and validly executed and delivered by the Company and constitute (or will at the Closing constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party have been duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 3.4    Financial Information.
(a)    Attached hereto as Schedule 3.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)    the audited consolidated balance sheet of NSMIG and its Subsidiaries as of December 31, 2016, and the related audited consolidated statements of income and cash flows for the fiscal year then ended;
(ii)    the unaudited consolidated balance sheet of NSMIG and its Subsidiaries as of December 31, 2015, and the related unaudited consolidated statements of income and cash flows for the twelve (12)-month period then ended;

(iii)    the unaudited consolidated balance sheet of NSMIG and its Subsidiaries as of December 31, 2017, and the related unaudited consolidated statements of income and cash flows for the twelve (12)-month period then ended; and
(iv)    the unaudited consolidated balance sheet of NSMIG and its Subsidiaries as of January 31, 2018, and the related unaudited consolidated statements of income and cash flows for the one (1)-month period then ended.
(b)    Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been derived from the books, records and accounts of the Group Companies prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year‑end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of NSMIG and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year‑end adjustments).
(c)    There were no material changes in the Company’s or NSMIG’s accounting policies or the method of application of the Company’s or NSMIG’s accounting policies in preparing the Financial Statements. The books, records and accounts of the Group Companies are complete and accurate in all material respects and reflect actual, bona fide transactions and have been maintained in accordance with sound business practices. To the knowledge of the Company, there are no material deficiencies in internal accounting controls that would preclude measurable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP.
(d)    To the knowledge of the Company, the historical loss ratio information made available to Buyer with respect to the Group Companies fairly present, in all material respects, the Loss Ratios of business written by the Group Companies for the periods shown and are accurate and complete in all material respects.
(e)    All Deferred Contingent Receivables included in the 2017 Short-Term Deferred Contingent Receivable Amount and the Long-Term Deferred Contingent Receivable Amount as finally determined pursuant to Section 2.4, are and will be valid, existing and represent moneys due for goods sold and delivered or services rendered in the ordinary course of business consistent with past practice and have been booked on the consolidated balance sheet of the Group Companies in the ordinary course.
Section 3.5    Consents and Requisite Governmental Approvals; No Violations. Except as set forth on Schedule 3.5, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity (“Consents”) are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act, (ii) the U.K. Approvals, (iii) the filing of applications under §4001.253 of the Texas Insurance Law with the Texas Department of Insurance and approvals or non-objections thereof, (iv) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect (it being agreed for purposes of this Section 3.5, effects resulting from the announcement of the transactions contemplated in this Agreement as set forth in clause (vii) of the definition of “Material Adverse Effect” will not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) and (v) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is (or will at the Closing be) a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, conflict with, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract, Group Company Permit, franchise, license or instrument, (c) violate any Law applicable to any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of any of clauses (b) through (d) above, would reasonably be expected to have a material and adverse effect on the business or operations of any Group Company.
Section 3.6    Permits. The Group Companies have obtained and hold or filed all material Permits that are required to conduct their businesses as currently conducted (collectively, the “Group Company Permits”) except where the failure to have obtained and hold any Group Company Permits would not reasonably be expected to have a material and adverse effect on the business or operations of any Group Company. Except as would not reasonably be expected to have a material and adverse effect on the business or operations of any Group Company:
(a)    each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of Law;
(b)    each Group Company is in compliance with the terms and conditions of all Group Company Permits held by such Group Company in all material respects;
(c)    except as set forth on Schedule 3.6(c), since December 31, 2014, no Governmental Entity has commenced, given written notice or otherwise indicated to the Group Companies that it intends to commence a proceeding to revoke or suspend any Group Company Permit, or given written notice or otherwise indicated that it intends not to renew any Group Company Permit; and
(d)    except as set forth on Schedule 3.6(d), since December 31, 2014, no Group Company Permit would reasonably be expected to be subject to suspension, modification, revocation, termination or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder.

Section 3.7    Material Contracts.
(a)    Except for the agreements, Contracts or commitments set forth on Schedule 3.7(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Real Property Lease, as of the date of this Agreement, no Group Company is a party to or bound by any agreement, Contract or commitment:
(i)    with any officer, individual employee or individual independent contractor on a full-time, part-time, consulting or other basis providing annual compensation in excess of $350,000 (other than any “at-will” Contract that may be terminated by any Group Company upon thirty (30) days or less advance notice and without penalty or payment of severance or other termination payments exceeding the amount required under applicable Law);
(ii)    that materially limits the ability of the Group Companies to compete in any line of business, solicit customers or hire employees or to do business with any Person or in any location or geographic area, or granting exclusivity, “most favored nations” status or any similar right, in each case in favor of any Person other than the Company;
(iii)    with a Material Customer or Material Vendor;
(iv)    with a Top Producer;
(v)    that is a Program Agreement under which gross premiums written exceed $20,000,000 per year;
(vi)    that is a lease or sublease under which any Group Company is party to or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or sublease under which the aggregate annual rental payments do not exceed $500,000;
(vii)    that has future sums due from the Group Companies, taken as a whole in excess of an aggregate amount therefor of $1,000,000 annually and which is not terminable without material penalty upon not more than sixty (60) days’ notice to the counterparty;
(viii)    that involves payments to or from any Group Company in an aggregate amount that would reasonably be expected to exceed $2,000,000 from and after the date of this Agreement;
(ix)    that is a collective bargaining agreement, labor Contract or other written agreement or arrangement with any labor union or any employee organization;
(x)    that is a Contract that relates to the disposition or acquisition of a material business by any Group Company, or any merger or business combination with respect to any Group Company to the extent any actual or contingent material obligations of any Group Company thereunder remain in effect;

(xi)    that relates to the development, ownership, or licensing of any Intellectual Property Rights material to the business of the Group Companies (other than standard employee, consultant, confidentiality and customer contracts entered into in the ordinary course of business and contracts relating to the licensing of software that is generally commercially available for a license fee of no more than $250,000 per year);
(xii)    that involves any joint venture, partnership, shareholders’ or similar arrangement; or
(xiii)    that relates to Indebtedness, except any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among any of the Group Companies.
(b)    Except as set forth on Schedule 3.7(b), each Material Contract is in full force and effect in all material respects and a legal, valid and binding obligation on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, in each case, in respect of each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.7(b), there exists no material breach or event of default on the part of any Group Company with respect to any Material Contract, or any breach by any Group Company with respect to the payment obligations under any Contract described in Section 3.7(a)(v), and in each case to the knowledge of the Company, on the part of any other party thereto.
(c)    Prior to the date of this Agreement, true and complete copies of each Material Contract (including all material supplements and amendments thereto) have been made available by the Company to Buyer.
Section 3.8    Absence of Changes. Except as set forth on Schedule 3.8, since December 31, 2016 (a) there has not been any event, effect, condition, development, state of facts, change, occurrence or circumstance that, individually or taken together, has had or would reasonably be expected to have a Material Adverse Effect, (b) each Group Company has conducted its business in the ordinary course consistent with past practices and (c) neither the Company nor any of the Group Companies has taken any action that would be prohibited by Section 6.1 if such action was proposed to be taken after the execution and delivery of this Agreement by the Parties hereto.
Section 3.9    Litigation. Except as set forth on Schedule 3.9, there is no Action pending or, to the Company’s knowledge, threatened against any Group Company which, if adversely determined, would reasonably be expected to be material to the business or financial condition of the Group Companies taken as a whole. Except as set forth on Schedule 3.9, no Group Company is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have a material and adverse effect on the business or operations of any Group Company.
Section 3.10    Compliance with Applicable Law.
(a)    Except as set forth on Schedule 3.10, the business of the Group Companies is (and has been at all times since December 31, 2014) operated in material compliance with all applicable Laws. Except as set forth on Schedule 3.10, since the December 31, 2014, no Group Company has received any written or, to the knowledge of the Company, oral communication from a Governmental Entity with respect to any material noncompliance with any applicable Law. Except as set forth on Schedule 3.10, there is no Action pending or, to the Company’s knowledge, threatened with respect to any alleged violation by any Group Company of any Law and, to the knowledge of the Company, none of the Group Companies are under investigation with respect to any material violation of any applicable Law that has had or would reasonably be expected to have a material and adverse effect on the business or operations of any Group Company.
(b)    None of the officers or directors of the Group Companies, and to the knowledge of the Company, none of the employees or independent contractors of the Group Companies, in each case, has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal conduct with respect to the businesses thereof. The Group Companies have not engaged in any anticompetitive or unfair business practice.
(c)    There are no outstanding remedial actions required to be undertaken by any Group Company pursuant to a written order, request or requirement of any applicable Governmental Entity.
(d)    Except as set forth on Schedule 3.10(d), since December 12, 2016, every register or other record of breaches or infringement of regulatory requirements maintained by each U.K. Regulated Subsidiary is accurate and up-to-date and no necessary remedial action(s) remain outstanding and there are no entries in any U.K. Regulated Subsidiary’s complaints records (kept in accordance with the requirements of the FCA Handbook) of any material matter.
(e)    Except as set forth on Schedule 3.10(e), each representation and warranty in Section 3.10(a), (c) and (d) shall apply mutatis mutandis to Classic Insurance Services Limited in relation to the period during which it was Appointed Representative of VISL and during which it was entered on the FCA’s Interim Permission Consumer Credit Register.
(f)    Except as set forth on Schedule 3.10(f), the directors, officers, approved persons (as defined in the FCA Handbook) and, to the Company’s knowledge, employees of the Group Companies (i) have at all times since December 31, 2014, acted in compliance with applicable Laws, other than where such non-compliance has not had or would not reasonably be expected to have a material and adverse effect on the business or operations of any Group Company and (ii) have not, since December 31, 2014, been subject to and are not subject to any Action and no Action is pending or threatened against them, in each case that has had or would reasonably be expected to have a material and adverse effect on the business or operations of any Group Company.
Section 3.11    Employee Plans.
(a)    Schedule 3.11(a) sets forth a true and complete list of all material Employee Benefit Plans.
(b)    Except as set forth on Schedule 3.11(b), no Employee Benefit Plan is, and no Group Company or any of its ERISA Affiliates has Liability with respect to (i) a Multiemployer Plan; (ii) a plan that is subject to Title IV of ERISA or the minimum funding requirements of Section

412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA; or (iv) a “defined benefit plan” within the meaning of Section 3(35) of ERISA and subject to ERISA. Except as set forth on Schedule 3.11(b), no Employee Benefit Plan provides material health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA at the expense of such former employee. No Group Company is or has at any time been the employer, or “connected with” or an “associate of” (as those terms are used in the UK Pensions Act 2004) the employer, of a UK defined benefit pension plan.
(c)    Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and there are no facts or circumstances that would be reasonably likely to materially adversely affect the qualified status of any such Employee Benefit Plan.
(d)    No Liability under Title IV of ERISA has been incurred by any Group Company (including as a result of such Group Company being an ERISA Affiliate prior to the Closing Date with respect to any other Person) that has not been satisfied in full (other than with respect to amounts not yet due). No material Liability under Title IV of ERISA is reasonably expected to be incurred by any Group Company (including as a result of such Group Company being an ERISA Affiliate prior to the Closing Date with respect to any other Person).
(e)    There is no pending or, to the Company’s knowledge, threatened material Actions relating to any Employee Benefit Plan. There are no pending or, to the Company’s knowledge, threatened or anticipated claims (other than claims for benefits in accordance with the terms of the Employee Benefit Plans) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto that would reasonably be expected to be material to the business, taken as a whole. No Group Company or any of its Affiliates, any Employee Benefit Plan or, to the knowledge of the Company, any trustee, administrator, other third-party fiduciary and/or party-in-interest thereto, has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(f)    With respect to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies, to the extent applicable, of (i) the plan document, including any amendments thereto (or written summary of any unwritten plan), (ii) the most recent summary plan description and any summary of material modifications, (iii) each trust document, insurance Contract or other funding vehicle, (iv) the most recent annual report (Form 5500 series), (v) the most recent actuarial report and financial statements and (vi) the most recent Internal Revenue Service determination letter. With respect to each Employee Benefit Plan, the Company has made available to Buyer all material non-routine correspondence to or from any Governmental Entity in the last three (3) years (if applicable).

(g)    Neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement (either alone or in combination with another event) shall result in (i) any increase or payment in the compensation or benefits (including severance pay, retention bonus or change-in-control payment) of any Participant, (ii) the acceleration of payment, funding or vesting of any rights of any Participant under any Employee Benefit Plan, (iii) forgiveness of indebtedness, (iv) trigger of any funding obligation under any Employee Benefit Plan or Governmental Plan or (v) impose any restrictions or limitations on the right of any of Group Company, Buyer or their respective Affiliates to amend or terminate any Employee Benefit Plan. No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement would reasonably be expected to be subject to an excise tax under Section 4999 of the Code. No Employee Benefit Plan provides for a Tax gross-up, make-whole or similar payment with respect to the taxes imposed under Sections 409A or 4999 of the Code.
(h)    Each Non-U.S. Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the requirements of all applicable Laws.
(i)    All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Employee Benefit Plan, under the terms of any such Employee Benefit Plan, related funding arrangement or in accordance with applicable Law, have, in all material respects, been paid within the time so prescribed or have been properly accrued in accordance with GAAP.
(j)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder, and none of such Employee Benefit Plans or the completion of the transactions contemplated hereunder will cause any Participant to be subject to a material Tax imposed by Section 409A(a)(1)(B) of the Code.
Section 3.12    Environmental Matters. Except as set forth on Schedule 3.12:
(a)    the Group Companies are, and since December 31, 2014 have been, in material compliance with all applicable Environmental Laws;
(b)    without limiting the generality of the foregoing, the Group Companies hold and are, and since December 31, 2014 have been, in material compliance with all Permits, licenses and other authorizations that are required pursuant to applicable Environmental Laws; and
(c)    no Group Company (i) is subject to any pending material Action under Environmental Laws or (ii) has received any currently unresolved written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.
Section 3.13    Intellectual Property; IT Systems.
(a)    Except as set forth on Schedule 3.13(a), the Group Companies own and have good and marketable title to, license or, to the Company’s knowledge, otherwise have an enforceable right to use, free and clear of all Liens except for Permitted Liens, the material Intellectual Property Rights used in the conduct of the business of the Group Companies as currently conducted or as proposed to be conducted (collectively, the “IP Rights”). The IP Rights collectively constitute all of the material Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted or as proposed to be conducted. For clarity, nothing in this Section 3.13(a) is a representation with respect to the infringement, misappropriation or violation of Intellectual Property rights owned by third parties, which matters are addressed exclusively in Section 3.11(b). All IP Rights owned by any of the Group Companies (the “Owned IP Rights”) are subsisting and, to the Company’s knowledge, valid and enforceable. Schedule 3.13(a) sets forth a true and complete list of (a) issued patents and other registrations of Owned IP Rights and (b) patent applications and other applications for the registration of Owned IP Rights.
(b)    Except as set forth on Schedule 3.13(b), as of the date hereof and since December 31, 2014, there are no Actions pending against any Group Company that have been brought by any third party contesting the use or ownership of any material IP Right owned or used by such Group Company, or alleging that any Group Company is infringing, misappropriating or otherwise violating any Intellectual Property Rights of a third party, and none of the Group Companies has received any written notice of such pending or threatened Action. Except as set forth on Schedule 3.13(b), there are no Actions pending that have been brought by any Group Company against any third party alleging infringement of any Owned IP Rights. Except as set forth on Schedule 3.13(b) or as would not reasonably be expected to be material, to the Company’s knowledge, (A) the conduct of the business of the Group Companies as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party and (B) no third party is infringing, misappropriating or otherwise violating any Owned IP Rights.
(c)    The conduct of the business of the Group Companies is, and has been since December 31, 2014, in compliance in all material respects with any and all applicable Laws and privacy policies binding the Group Companies with respect to protection, transmission, privacy, security, collection, use, access and disclosure of data relating to one or more individuals that is personally identifying (“Personal Data”), including rules, policies and procedures established by the Group Companies and requirements imposed on any Group Company pursuant to any contract to which such Group Company is a party. Since December 31, 2014, there have been no Actions pending or, to the knowledge of the Company, no material Actions threatened, against any Group Company alleging a violation of any applicable Law, policy, procedure or contract to which any Group Company is a party with respect to Personal Data in relation to the business of the Group Companies. Since December 31, 2014, (i) no Group Company, to the extent related to the operation of the business of such Group Company, has been legally required to provide any notices to Governmental Entities, data owners or individuals in connection with a loss or disclosure of, or unauthorized access to, Personal Data and (ii) no Group Company, to the extent related to the operation of the business of the such Group Company, has provided any such notice, or paid or offered any related compensation, whether or not legally required. The Group Companies have taken the steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s knowledge, there has been no unauthorized access to or other misuse of such information.

(d)    The Group Companies have taken all commercially reasonable steps to protect against malicious code, the purpose of which is to disrupt, damage or destroy the use or operation of any of the technology systems of the Group Companies, and the Group Companies have in place commercially reasonable disaster recovery plans and procedures for such technology systems. Except as would not, individually or in the aggregate, reasonably be expected to be material: (i) the Information Technology used in the conduct of the business of the Group Companies operates and performs in all respects as required to permit the Group Companies to conduct the business as currently conducted and (ii) to the knowledge of the Company, as of the date of this Agreement and since December 31, 2014, no Person has gained unauthorized access to the Information Technology of any of the Group Companies.
Section 3.14    Labor Matters.
(a)    No Group Company is a party to any labor, collective bargaining or works council agreement with respect to any employee, and no such agreement is currently being negotiated with respect to any employee. There is no, and since December 31, 2014, there has been no, labor strike, work stoppage, lockout or other material labor dispute pending or, to the Company’s knowledge, threatened against any Group Company. There is not pending or, to the Company’s knowledge, threatened, and there has not been since December 31, 2014, any organized effort or demand for recognition or certification or attempt to organize employees by any labor organization. There is no material unfair labor practice charge, grievance or complaint pending, or to the Company’s knowledge, threatened, against any Group Company. Except for noncompliance that individually or in the aggregate would not be material to the Group Companies, taken as a whole, (i) no Group Company has any Liability with respect to any misclassification of any individual as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to such individual’s status as a leased employee and (ii) the business of the Group Companies is operated in compliance with all applicable employment-related Laws.
(b)    No Group Company has (i) engaged in any location closing or employee layoff activities during the ninety-day period prior to the date hereof that would trigger notice, termination pay or similar requirements under the WARN Act or (ii) incurred any Liability under the WARN Act that remains unpaid or unsatisfied. To the extent that, after the Closing, Buyer operates the Group Companies in the same manner operated by Seller and its Affiliates during the ninety-day period prior to the Closing, Buyer will not incur any Liability under the WARN Act as a result of any layoffs or other employment terminations made by Seller or any of its Affiliates during such ninety-day period prior to the Closing.
(c)    Sellers have provided Buyer a true and complete list as of the date hereof of all current employees of each Group Company, including each employee’s (i) name, (ii) job title or function, (iii) direct employer, (iv) job location, (v) salary or wage rate, (vi) bonus opportunity, commission status or other incentive compensation paid or payable for 2018, and (vii) bonus, commission or incentive compensation paid in 2017, and (viii) leave of absence status.
(d)    As of the date hereof, no current employee of any Group Company who has an annual salary in excess of $200,000 has given written notice of resignation to any Group Company or any of its Affiliates. To the Company’s knowledge, no Participant is in any material violation of any nondisclosure, nonsolicitation or noncompetition covenant.
Section 3.15    Insurance. Schedule 3.15 contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement and the Company has provided true and complete copies of each such policy to Buyer. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid as of the Closing, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. No Group Company is in material breach or default, and no Group Company has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of such policies. Except as set forth on Schedule 3.15, (a) since December 31, 2014, no Group Company has made any claim under any such policy with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage, (b) no insurer has, to the Company’s knowledge, threatened to cancel any such policy and (c) neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is (or will at the Closing be) a party nor the consummation by the Company of the transactions contemplated hereby or thereby will conflict with, or give rise to any right of termination, cancellation or amendment or result in any material change under, such policy. There is no pending material claim by any Group Company against any insurer under any of such policies.
Section 3.16    Tax Matters. Except as set forth on Schedule 3.16:
(a)    At all times since the Prior Acquisition Date the Company has been classified as a partnership for U.S. federal income Tax purposes, and at all times since the Prior Acquisition Date (or, if later, the time of its formation or acquisition by the Company or a subsidiary thereof), each of the Company’s U.S. subsidiaries, except for NSM Administration, Inc., and Attorney & Professional Insurance Services, Inc., has been disregarded as an entity separate from its owner for U.S. federal income Tax purposes.
(b)    The Group Companies have filed all material Tax Returns required to have been filed by them and have paid all material Taxes required to be paid by them, including Taxes which any Group Company is obligated to withhold, in each case, except for any Taxes being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.
(c)    The unpaid Taxes of the Group Companies (i) did not, as of January 31, 2018, exceed the reserve for Tax liability set forth on the balance sheet as of such date included on Schedule 3.4(a) and (ii) will not exceed such reserve as adjusted for operations through the Closing.
(d)    No written claim for material unpaid Taxes has been asserted against any Group Company and no written notice of audit with respect to a material Tax has been received by any Group Company. No Group Company is currently the subject of a Tax audit or examination with respect to a material amount of Taxes.

(e)    No Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any material Tax may be assessed or collected by any taxing authority, other than any such extensions that are no longer in effect or that were obtained in the ordinary course of business of the Group Companies consistent with past practice.
(f)    No material Liens for Taxes exist with respect to any of the assets, properties or rights of any Group Company except for Permitted Liens.
(g)    No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(h)    No Group Company is a party to any Tax allocation or sharing agreement, other than an agreement entered into in the ordinary course of business, the primary of purpose of which does not relate to Taxes.
(i)    No Group Company (i) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is a Group Company or, during the AIG Ownership Period, was American International Group, Inc.), or (ii) since the Prior Acquisition Date has assumed any material liability for the Taxes of any Person (other than a Group Company) as a transferee or successor.
(j)    The Company has not made an election to apply the partnership audit rules enacted by the Budget Act for any taxable year beginning prior to January 1, 2018.
Section 3.17    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.
Section 3.18    Real and Personal Property.
(a)    Owned Real Property. Schedule 3.18(a) sets forth a true and complete list of all real property and interests in real property owned in fee by any Group Company (such real property, the “Owned Real Property”) and identifies any material easements or Contracts relating thereto. A Group Company has good and marketable title to each Owned Real Property, free and clear of all Liens (other than Permitted Liens). No Owned Real Property is presently being marketed for sale or is under contract to be sold. Schedule 3.18(a) also sets forth a true and complete list of any written or oral leases, subleases, concessions or other Contracts granting to any Person the right to acquire, lease, use or occupy any portion of any Owned Real Property (any such lease, sublease, concession or other Contract, an “Owned Real Property Occupancy Agreement”). Seller has made available to Buyer a true and complete copy of each Owned Property Occupancy Agreement. Each Owned Real Property Occupancy Agreement is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (assuming the due authorization and execution of such Owned Real Property Occupancy Agreement by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.18(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Owned Real Property Occupancy Agreement, and no Group Company, or, to the Company’s knowledge, any other party to any Owned Real Property Occupancy Agreement has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of, such Owned Real Property Occupancy Agreement. Except as set forth on Schedule 3.18(a), (i) there are no outstanding options or rights of first refusal to purchase all or a portion of any Owned Real Property and (ii) there are no existing, pending or, to the Company’s knowledge, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property. The improvements and fixtures on the Owned Real Property are, in all material respects, in suitable operating condition for their current use, ordinary wear and tear excepted.
(b)    Leased Real Property. Schedule 3.18(b) sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant or a sublessor as of the date of this Agreement. Seller has made available to Buyer a true and complete copy of each Real Property Lease. A Group Company has valid leasehold title to each Leased Real Property, free and clear of all Liens (other than Permitted Liens), and each Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (assuming the due authorization and execution of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.18(b), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Real Property Lease, and no Group Company, or, to the Company’s knowledge, any other party to any Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of, such Real Property Lease. Except as set forth on Schedule 3.18(b), (i) there are no written or oral subleases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any portion of any Leased Real Property, (ii) there are no outstanding options or rights of first refusal to purchase all or a portion of any Leased Real Property and (iii) there are no existing, pending or, to the Company’s knowledge, threatened condemnation, eminent domain or similar proceedings affecting any Leased Real Property. To the extent actually used and occupied by the applicable Group Company, the improvements and fixtures on the Leased Real Property are, in all material respects, in suitable operating condition for their current use, ordinary wear and tear excepted.
(c)    Personal Property. Except as set forth on Schedule 3.18(c), as of the date of this Agreement, the Group Companies collectively have good title to or valid leasehold or license interests in all machinery, equipment and other personal property used by them in the conduct of their businesses as currently conducted, and none of such properties are subject to any Liens except for Liens identified on Schedule 3.18(c) and Permitted Liens. All material personal property of the Group Companies are in good operating condition and repair, normal wear and tear excepted and are adequate in all material respects to conduct the operations of the Group Companies as currently conducted. For the avoidance of doubt, this Section 3.18(c) does not make any representation or warranty regarding Intellectual Property Rights.

Section 3.19    Transactions with Affiliates. Except as set forth on Schedule 3.19, no officer, director, equityholder or any of their respective Affiliates; including, to the Company’s knowledge, any individual in such officer’s or director’s immediate family, is a party to any agreements or Contracts with any Group Company (any such Contract, arrangement, commitment or transaction, an “Affiliate Agreement”) or has any interest in any property asset or right used by any Group Company, or any material interest in any Person that is engaged in business as a lessor, lessee, client, customer (including any insurance company under any Program Agreement), service provider or supplier of any Group Company.
Section 3.20    Customers, Carriers and Vendors.
(a)    Schedule 3.20(a) contains a list of (i) the twenty (20) largest clients or customers, including any insurance companies under any Program Agreement (the “Material Customers”) of the Group Companies (measured by revenue), (ii) the twenty (20) largest insurance carriers for which the Group Companies write policies (measured by revenue) (the “Material Carriers”), and (iii) the twenty (20) largest Vendors (the “Material Vendors”) of the Group Companies (measured by aggregate spend), in each case for the twelve (12) months ended December 31, 2017.
(b)    Except as set forth on Schedule 3.20(b), since December 31, 2016, (i) no Group Company has received any written notice that any such Material Customer, Material Carrier, or Material Vendor plans to terminate its relationship with or materially limit or decrease the amount of business done with any Group Company, (ii) no Material Customer, Material Carrier, or Material Vendor has canceled or otherwise terminated its relationship with the Group Companies, (iii) no Material Customer has materially decreased or limited, or requested a material decrease or limit, in the volume of purchases from or prices paid (in the aggregate or on a per item basis) to any Group Company, (iv) no Material Vendor has materially increased, or requested a material increase, in the prices charged (in the aggregate or on a per item basis) to any Group Company, and (v) no Material Vendor has materially decreased or limited, or requested a material decrease or limit, in the volume of sales to any Group Company; provided, that, the fact that any particular agreement, Contract or commitment with any Material Customer, Material Carrier, or Material Vendor is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.
Section 3.21    Employee Agents; Third-Party Agents; Sales Practices.
(a)    Each employee, officer or agent of any Group Company acting as an Insurance Producer on behalf of a Group Company (each, an “Employee Agent”), and each Third-Party Agent, is, and at all times during which such Employee Agent or Third-Party Agent has acted as an Insurance Producer on behalf of such Group Company has been, duly registered with and/or licensed by the appropriate Governmental Entity in jurisdictions requiring such registration and/or license where such Employee Agent conducts or has conducted business as an Insurance Producer on behalf of such Group Company. No Employee Agent or Third-Party Agent is in material violation of any Law applicable to the brokering, writing, sale, marketing, management or production of the business of the Group Companies. Since December 31, 2014, none of the Employee Agents and none of the Third-Party Agents have finally been denied any application for any license, registration or other Governmental Entity authorization necessary to act as an Insurance Producer on behalf of the Group Companies. There has not been a proceeding and there is no proceeding pending or, to the Company’s knowledge, threatened in writing to suspend, revoke or limit any such license or registration. No Insurance Producer, nor any Affiliate of any Insurance Producer, has any right to receive any payment based on the profitability, loss ratio, expense ratio, underwriting experience or financial performance of any of the Insurance Contracts. There are no Actions pending or, to the Company’s knowledge, threatened against any of the Group Companies with respect to the sale or marketing of any Insurance Contracts. Each Third-Party Agent was appointed by a Group Company in compliance with applicable Law and all processes and procedures used in making inquiries with respect of such Person, were undertaken in material compliance with applicable Law, except as would not be reasonably likely to have, individually or in the aggregate, a material and adverse effect on the business or operations of any Group Company.
(b)    Each Group Company has implemented procedures and programs which are reasonably designed to provide assurance that its respective Employee Agents are in material compliance with all applicable Laws. There has not been a material event of non-compliance with such compliance program and procedures referred to in the preceding sentence by any Employee Agent that is an officer of a Group Company or, to the knowledge of the Company, any Employee Agent that is an employee of a Group Company.
(c)    Schedule 3.21(c) sets forth a true and complete list of the top 20 Third-Party Agents of the Group Companies based on aggregate dollar amount of production for the twelve (12) month period ending December 31, 2017 (collectively, the “Top Producers”). No Top Producer has (A) materially reduced the amount of business it transacts with the Group Companies or (B) given notice to any Group Company in writing that it intends to materially reduce the amount of business it transacts with the Group Companies.
Section 3.22    Program Agreement Breaches. No insurance company has given or, to the Company’s knowledge, threatened to give any notice that any breach or default on the part of a Group Company with respect to performance or payment under any Program Agreement exists (or, with the giving of notice or the passage of time or both, would exist), other than immaterial matters that have been resolved.
Section 3.23    Contingent and Incentive-Based Commissions. No Group Company is a party to any market services agreement, placement services agreement, incentive-based commission or similar agreement. Except as set forth on Schedule 3.23, all material payments due to the Group Companies with respect to the business of any of the Group Companies are described in written Contracts and forms or examples of each variant of such Contract have been made available to Buyer. To the knowledge of the Company, no director, officer, employee or agent of any Group Company receives any material payments for his or her personal account from any customer or client of any Group Company in connection with the business of any Group Company. Except as would not have a material and adverse effect on the business or operations of any Group Company, each Group Company has, to the extent required by Law, made all disclosures to, and obtained all consents from, purchasers of insurance concerning such Group Company’s compensation relative to such purchaser’s insurance, the source and method of payment of such compensation and any other compensation-related matter.

Section 3.24    No Undisclosed Liabilities. Except as set forth on Schedule 3.24, there are no Liabilities or obligations of any Group Company of any kind that would be required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than (i) Liabilities and obligations provided for or reflected in the Financial Statements, and (ii) Liabilities and obligations incurred in the ordinary course of business (other than in connection with or arising from any breach of any agreement) consistent with past practice since December 31, 2016, that would not, or would not be reasonably expected to, individually or in the aggregate, be material to such Group Company.
Section 3.25    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, OR THE ANCILLARY DOCUMENTS, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE UNITS OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS, RESPECTIVELY, SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THEM PURSUANT HERETO OR THE ANCILLARY DOCUMENTS.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
Each Seller, severally and not jointly, hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:
Section 4.1    Organization. Such Seller, if other than a natural person, is a limited liability company or other entity that is duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay such Seller from consummating the transactions contemplated under this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement. Such Seller is not in violation of any provision of its Governing Documents (if applicable).

Section 4.2    Authority. Such Seller, if a natural person, has the capacity, if other than a natural person has the requisite limited liability company or other entity power and authority, to execute and deliver this Agreement and each of the Ancillary Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. If other than a natural person, the execution and delivery of this Agreement (and the Ancillary Documents to which such Seller is a party) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or other entity action on the part of such Seller and no other corporate proceedings on the part of such Seller is necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Seller is a party will be) duly and validly executed and delivered by such Seller and constitute (or will at the Closing constitute) a valid, legal and binding agreement of such Seller (assuming that this Agreement and the Ancillary Documents to which such Seller is (or will be) a party has been duly and validly authorized, executed and delivered by the other Sellers and by Buyer), enforceable against such Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.3    Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the representations and warranties in Section 3.5 are true and correct, no Consents are necessary for the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act, (ii) the U.K. Approvals, (iii) the filing of applications under §4001.253 of the Texas Insurance Law with the Texas Department of Insurance and approvals or non-objections thereof, (iv) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect (it being agreed for purposes of this Section 4.3, effects resulting from the announcement of the transactions contemplated in this Agreement as set forth in clause (vii) of the definition of “Material Adverse Effect” will not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) and (v) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party nor the consummation by such Seller of the transactions contemplated hereby or thereby will (a) if such Seller is not a natural person, conflict with or result in any breach of any provision of such Seller’s Governing Documents, (b) except as set forth on Schedule 4.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract, Permit, franchise, license or instrument which such Seller is a party or (c) violate any Law applicable to such Seller or any of its Subsidiaries or any of their properties or assets, which in the case of any of clauses (b) through (c) above, would reasonably be expected to prevent or materially impact or materially delay the ability of such Seller to consummate the transactions contemplated herein.

Section 4.4    Title to the Units. Such Seller owns of record and beneficially all of the Units set forth opposite such Seller’s name on Schedule 4.4, and Seller has good and marketable title to such Units, free and clear of all Liens. Upon the delivery of the Units by the Sellers in the manner contemplated under Article 2, Buyer will acquire the direct or indirect beneficial and legal title to the Units free and clear of all Liens except for restrictions on transfer under federal, state and other securities Laws or Liens created by this Agreement or incurred by Buyer or its Affiliates.
Section 4.5    Litigation. There is no Action pending or, to the Company’s knowledge, threatened against such Seller that relates to such Seller’s Units, or that would otherwise prevent or materially delay such Seller from consummating the transactions contemplated under this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement. Such Seller is not subject to any outstanding order, writ, injunction or decree that relates to such Seller’s Units, or would, individually or in the aggregate, reasonably be expected to prevent or materially delay such Seller from consummating the transactions contemplated under this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.
Section 4.6    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.
Section 4.7    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SUCH SELLER PURSUANT TO THIS AGREEMENT, OR THE ANCILLARY DOCUMENTS TO WHICH SUCH SELLER IS A PARTY, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE UNITS OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND SUCH SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS, RESPECTIVELY, SET FORTH IN THIS AGREEMENT, RESPECTIVELY, ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THEM PURSUANT HERETO OR THE ANCILLARY DOCUMENTS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER
Buyer hereby represents and warrants to the Sellers and the Company, as of the date of this Agreement and as of the Closing Date, as follows:
Section 5.1    Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power or authority would prevent or materially delay Buyer from consummating the transactions contemplated under this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement. Buyer has delivered to the Company copies of its respective Governing Documents in effect as of the date of this Agreement. Buyer is not in violation of any provision of its Governing Documents. Buyer is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except for such failures that would not prevent or materially delay Buyer from consummating the transactions contemplated under this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.
Section 5.2    Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement (and the Ancillary Documents to which Buyer is a party) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby. No vote of Buyer’s direct or indirect equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement has been (and each of the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute (or will at the Closing constitute) a valid, legal and binding agreement of Buyer (assuming that this Agreement and the Ancillary Documents to which Buyer is (or will be) a party has been duly authorized, executed and delivered by Seller and the Company), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 5.3    Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the Sellers’ representations and warranties contained in Section 4.3, no material Consents are necessary to be made or obtained by Buyer for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) the U.K. Approvals and (iii) the filing of applications under §4001.253 of the Texas Insurance Law with the Texas Department of Insurance and approvals or non-objections thereof. Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is (or at the Closing will be) a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract, Permit, franchise license or instrument which Buyer is a party or (c) violate any Law applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets.
Section 5.4    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or any Group Company may become liable.
Section 5.5    Availability of Funds; Solvency. Buyer has access to cash sufficient to enable it to consummate the transactions contemplated by this Agreement. Assuming (x) the representations and warranties contained in Article 3 and Article 4 of this Agreement and in the certificates or other instruments delivered pursuant hereto are true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case assuming the same continue on the Closing Date to be true and correct as of the specified date) and (y) the Company and the Sellers have, prior to the Closing, complied in all material respects with their respective covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, none of Buyer or the Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.
Section 5.6    No Competitor. Neither Buyer nor any of its Affiliates are, as of the date of this Agreement, and none of them will be, as of the Closing Date, a “Competitor” as such term is defined in the Company Existing LLC Agreement.
Section 5.7    Investigations; No Representations. In entering into this Agreement, Buyer has relied upon its own investigation and analysis and the representations and warranties of the Group Companies and Sellers, respectively, expressly contained in this Agreement, the certificates or other instruments delivered pursuant hereto, or the Ancillary Documents, and Buyer acknowledges and agrees that it has not relied on any promise, representation or warranty either express or implied, that is not set forth in this Agreement, the certificates or other instruments delivered pursuant hereto, or the Ancillary Documents (x) as to the condition, value or quality of the Units or businesses or assets of any of the Group Companies, (y) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (z) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives or Affiliate. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to Buyer and its representatives and advisors (1) are not and shall not be deemed to be or to include, representations or warranties of Sellers, the Group Companies, any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives, or any other Person, and (2) are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE 6
COVENANTS
Section 6.1    Conduct of Business of the Company. Except as expressly permitted by this Agreement or in order to effect the transactions contemplated hereby, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer may withhold or condition its consent in its sole discretion in connection with the acquisition of any Acquired Entity or any other acquisition that would require Buyer’s consent pursuant to clause (iv) below), (a) conduct its business in the ordinary and regular course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations and their material relationships with customers, suppliers and others having business dealings with them and (b) not do any of the following:
(i)    declare or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, its capital stock or equity securities except dividends and distributions by any of the Company’s Subsidiaries to the Company or another Group Company;
(ii)    split, combine or reclassify any Group Company’s outstanding capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Group Company’s outstanding capital stock;
(iii)    purchase, redeem or otherwise acquire any shares of outstanding capital stock or other equity securities of any Group Company, or any rights, warrants or options to acquire any such shares or securities;
(iv)    subject to clause (v) below, acquire or agree to acquire, in a single transaction or a series of related transactions, in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, joint venture, association or other business organization or division thereof of any other Person other than the acquisition of assets for a consideration of less than $2,000,000; provided, that the aggregate consideration for such acquisitions does not exceed $2,500,000;
(v)    enter into any new line of business or leave an existing line of business;
(vi)    adopt any amendments to their respective Governing Documents;
(vii)    sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens), in a single transaction or a series of related transactions, any Group Company’s material assets or properties, except sales of inventory, sales of excess and obsolete assets and non-exclusive licenses, in each case in the ordinary course of business consistent with past practice;
(viii)    except in the ordinary course of business consistent with past practice, cancel or abandon, or fail to renew, maintain, diligently pursue applications for or defend, any material Owned IP Rights;
(ix)    issue, deliver, sell, grant, pledge or otherwise encumber (other than to any other Group Company) (A) any capital stock, voting Indebtedness or other voting securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver, sell, grant, pledge or otherwise encumber any capital stock, voting Indebtedness or other voting securities of any Group Company;
(x)    make any capital expenditures in excess of $500,000 in the aggregate, except as provided in the Company’s budget for 2018;
(xi)    (A) except for borrowings in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any Indebtedness for borrowed money in excess of $1,000,000 or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Group Company and loans and advances to employees in the ordinary course of business consistent with past practice;
(xii)    cancel, discharge or, other than in accordance with its terms, pay or satisfy any debts, liabilities or other obligations or waive any claims or rights that are material to any Group Company;
(xiii)    enter into, terminate or materially amend any Material Contract or Real Property Lease (including any Contract or Real Property Lease with respect to any Acquired Entity that would have been a Material Contract or Real Property Lease had such Acquired Entity been a Group Company on the date of this Agreement);
(xiv)    enter into any transaction or enter into, perform under or terminate any Contract with any Group Company’s officers, directors or Affiliates, other than performance of any Contract existing on the date of this Agreement;

(xv)    make any change in accounting methods, principles or practices used by any Group Company materially affecting its assets, liabilities or results of operations or determination of Loss Ratios, except insofar as may be required by applicable Law or by a change in applicable accounting principles, or make any material change to underwriting methodologies;
(xvi)    commit a breach of, terminate, let lapse or materially modify any Permit, except, other than in the case of a breach, in the ordinary course of business consistent with past practice;
(xvii)    settle any pending or threatened Action;
(xviii)    (A) make, change or revoke any material Tax election, (B) change an annual Tax accounting period, (C) adopt or change any material Tax accounting method, (D) file any amended income or other material Tax Return, (E) apply for or enter into any Tax ruling or closing agreement, (F) settle any Tax claim or assessment with respect to a material amount of Taxes or (G) surrender any right to claim a refund, offset or other reduction of a material amount of Taxes;
(xix)    other than as required by any Law, Employee Benefit Plan or any Governmental Plan, (A) increase the compensation, severance or termination pay of any Participant, except for increases in compensation (other than change-in-control or retention payments or benefits) made in the ordinary course of business consistent with past practice to any non-executive employee of the Company and its Subsidiaries (provided that in no event shall the aggregate value of such increases in compensation to non-executive employees exceed $500,000), (B) grant any (1) bonus, severance, or termination pay to any Participant (other than severance or termination pay in the ordinary course of business consistent with past practice as described on Schedule 6.5 and permitted under clause (E)(2) hereof) or (2) profits interest or other equity or equity based award to any Participant, (C) materially increase the coverage or benefits available under any Employee Benefit Plan, (D) establish, adopt, enter into, amend, renew or terminate any collective bargaining agreement, any Employee Benefit Plan, or any employee benefit plan, program, agreement or arrangement that would be an Employee Benefit Plan if in existence on the date hereof, (E) enter into any employment, deferred compensation, severance, consulting, noncompetition, change-in-control, retention or similar Contract (or amend any such Contract), other than entry into (1) customary employment Contracts and offer letters for new hires in the ordinary course of business consistent with past practice, provided that (x) the sum of the total target annual cash compensation and other non-annual bonus cash compensation payable thereunder does not exceed $500,000 and (y) such Contract or offer letter is terminable on less than ninety (90) days’ notice without penalty (unless otherwise required by Law) and without severance pay exceeding the amount required under applicable Law, and (2) severance Contracts in the ordinary course of business consistent with past practice as described on Schedule 6.5, provided that the total value of severance payments and benefits thereunder to any one individual does not exceed $500,000 in the aggregate, and (3) noncompetition Contracts in the ordinary course of business consistent with past practice which do not result in any cost to any Group Company, (F) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Employee Benefit Plan, (G) plan, announce, implement or effect any reduction in force or layoff with respect to five percent (5%) or more of the employees of the Group Companies as of the date hereof or (H) hire any employee except in the ordinary course of business consistent with past practice where the sum of the total target annual cash compensation and other non-annual bonus cash compensation of each individual new hire would not exceed $250,000;
(xx)    apply for the cancellation or variation of any permission or authorizations granted by the FCA or undertake any activities or new business that requires the granting of any new permission or authorization from the FCA; or
(xxi)    take, enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1.
Notwithstanding anything to the contrary contained in this Section 6.1, the Parties hereto expressly acknowledge and agree that the Group Companies may repay any Indebtedness, pay any Seller Expenses or make any distribution of Cash and Cash Equivalents at any time prior to the open of business on the Closing Date.
Section 6.2    Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Buyer and its authorized representatives during normal business hours on reasonable notice reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither the Company nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives any: (a) information: (i) if doing so would violate any Contract, fiduciary duty or Law to which a Seller or any of its Affiliates (including the Group Companies) is a party or is subject; (ii) if it reasonably determined upon the advice of counsel that doing so could result in the loss of the ability to successfully assert attorney-client and work product privileges; (iii) if the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; or (iv) if the Company reasonably determines that such information should not be disclosed due to its competitively sensitive nature; or (b) information relating to Taxes or Tax Returns relating solely to the Group Companies. Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as White Mountains Capital, Inc.
Section 6.3    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of the Sellers, Buyer and the Company shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to be taken by it to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each of Buyer, the Company and, to the extent applicable, the Sellers shall use reasonable best efforts to make filings or notifications with, and obtain all Consents necessary to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals (the “Governmental Approvals”). All costs incurred in connection with obtaining the Governmental Approvals, including the HSR Act filing fee (the “Regulatory Fees”) shall be borne by Buyer.
(b)    Buyer, the Company and, to the extent required, each Seller (i) shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement (unless filed prior to the date of this Agreement) and (ii) in connection therewith shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, the Company, the Sellers, Buyer and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties. Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer shall not be required to, in connection with obtaining any consents or approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement, (A)(x) consent to or take any action with respect to the Group Companies or Buyer or its Affiliates, (y) make any divestiture or other undertaking or enter into any consent decree, hold separate order or operational restriction with respect to the Group Companies or Buyer or its Affiliates, or (z) terminate, amend or assign any contractual right or obligation, that, solely with respect to the Group Companies, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole or (B) commence or contest, or cause any of its Affiliates to commence or contest, any Action relating to the transactions contemplated under this Agreement. For the avoidance of doubt, none of the exclusions set forth in the definition of “Material Adverse Effect” shall be deemed to apply to any reference to “material adverse effect” in this Section 6.3(b). Notwithstanding anything to the contrary in this Agreement, none of the Group Companies shall be required to, make or agree to any payments or other consideration to any third party, or agree to modify the terms of any Contract, waive any right or grant any concession, in each case, to obtain any Consent or release.
(c)    Each of the Sellers, Buyer and the Company shall (i) permit the other party to review and consider in good faith the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to any filing required to be made with, or action or nonaction, waiver, expiration or terminations of waiting period, clearance, consent or order required to be obtained from, such Governmental Entity in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (ii) consult with the other party in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other party the opportunity to attend and participate.

(d)    In the event that a Governmental Entity issues a request for additional information or documentary material pursuant to the HSR Act (the “Second Request”) in connection with the transactions contemplated by this Agreement, then each Seller (if applicable to it), Buyer and the Company shall make (or each such Person (other than AIG) shall cause to be made), as soon as reasonably practicable and after consultation with the other, an appropriate response in compliance with the Second Request in order to obtain expiration or termination of the applicable waiting period before the Outside Date.
(e)    Each of the Sellers, Buyer and the Company shall not, and shall cause its controlled Affiliates and their respective ultimate parent entities and Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.
(f)    Each of the Sellers and the Company shall not make any filings, applications or notices to any Governmental Entity in connection with the acquisition of, or any other transaction relating to, any Acquired Entity without Buyer’s prior written consent.
Section 6.4    Public Announcements. Buyer, the Company, the Seller Representative (on behalf of the Sellers other than AIG), and AIG shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the advance approval of the other party (such approval not to be unreasonably withheld or delayed); provided, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement following execution of this Agreement shall be in the form agreed to by Buyer, the Seller Representative and AIG. Notwithstanding the foregoing, this Section 6.4 shall not apply to any press release or other public statement made by Buyer, the Company, the Seller Representative, or any Seller (a) which is consistent with the terms of this Agreement and does not contain any information relating to the Company, any Seller or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.4 or (b) is made in the ordinary course of business and does not relate to this Agreement or the transactions contemplated by this Agreement. Nothing herein shall prevent a Seller or any of its Affiliates which is a private equity or other investment fund from making customary disclosures (which are made subject to customary confidentiality obligations), including the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof, to its current or prospective investors in connection with its normal fundraising and reporting activities.

Section 6.5    Employee Matters.
(a)    For at least one (1) year following the Closing Date, Buyer shall provide each employee of each Group Company who continues to be employed by a Group Company with (i) salary or hourly wage rate, cash incentive compensation opportunity and other cash compensation that is not less than as provided to such employee immediately prior to the Closing Date, (ii) benefits (excluding equity arrangements, defined benefit arrangements, and retiree health and welfare arrangements, if any) that are substantially comparable in the aggregate as those provided by the Group Companies as of the Closing Date and (iii) severance benefits that are consistent with the Group Companies’ past custom and practice as described on Schedule 6.5, except as Buyer and any employee of any Group Company may otherwise agree in writing.
(b)    Buyer further agrees that, from and after the Closing Date, Buyer shall, and shall cause each Group Company to, grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations (other than for retiree health or welfare or defined benefit pension accruals) under any benefit or compensation plan, program, policy, agreement or arrangement that may be established or maintained by Buyer or a Group Company or any of their Affiliates on or after the Closing Date (the “New Plans”), to the same extent that such service was recognized by such Group Company prior to the Closing (or predecessor employer to the extent that such Group Company provides past service credit), except to the extent such service credit would result in any duplication of benefits. In addition, Buyer shall use its commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee or his or her dependents under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Buyer agrees that Buyer and the Group Companies (following the Closing) shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.
(c)    Prior to the Closing, the Company shall, or shall cause one or more of its Subsidiaries to, (i) obtain a waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to Buyer at least five (5) days prior to the submission to shareholders entitled to vote on such matters copies of all documents prepared by the Company in connection with this Section 6.5(c) for Buyer’s review and comment, and the Company shall consider in good faith such comments of Buyer. Prior to Closing, the Company shall deliver to Buyer evidence of the results of such vote. Such shareholder approval shall establish the disqualified individual’s right to receive or retain the Waived 280G

Payments, such that if such shareholder approval is not obtained, no portion of the Waived 280G Payments shall be paid, payable, received or retained.
(d)    Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan, Employee Benefit Plan or other employee benefit plan of Buyer and its Affiliates, or creation of any employee benefit plan. Nothing in this Section 6.5, express or implied, is intended to confer upon any Person (including any current or former employee of any Group Company, Buyer or any of their respective Affiliates) any third party beneficiary or other rights or remedies.
Section 6.6    Indemnification and Exculpation of Directors, Officers and Employees; Directors’ and Officers’ Insurance; Release.
(a)    Buyer agrees that all rights to indemnification or exculpation now existing in favor of the current and former directors, officers, employees and agents of each Seller and each Group Company, as provided in any Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect until the sixth (6th) anniversary of the Closing Date and that the Group Companies will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law.
(b)    Contemporaneously with the Closing, the Company shall, at Buyer’s cost and expense, purchase a “tail” policy arranged by the Company prior to the Closing, providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies, and Buyer shall cause the Company to maintain such policy in effect, without any lapse in coverage, for a period of six (6) years following the Closing Date; provided, that the premium for such “tail” policy shall not be more than $150,000; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    The current and former directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section

6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Group Companies.
(d)    If Buyer, the Group Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Group Companies shall assume the obligations set forth in this Section 6.6.
(e)    Release:
(i)    Effective upon the Closing, each Seller, other than AIG, on behalf of itself and each of its Affiliates, successors and assigns (collectively, the “Releasing Parties”), shall be deemed to have remised, released and forever discharged each Group Company and each of the current or former officers, directors, managers, employees and agents of the Group Companies (collectively, the “Released Parties”) of and from any and all claims which the Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, including any such claims related to or in connection with any grant of Profits Interests (or any promise or commitment to grant such Profits Interests) or under the Company Existing LLC Agreement. Notwithstanding the foregoing, nothing in this Section 6.6(e) shall be deemed to constitute a release by any Seller of any right by such Seller under ordinary course employment arrangements, which, for the avoidance of doubt, includes all employment agreements set forth on Schedule 3.11(b), this Agreement and any of the Ancillary Documents, but, in each case, only to the extent set forth herein or therein. As of the Closing Date, each Seller (other than AIG), on behalf of each of the applicable Releasing Parties, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel.
(ii)    Effective upon the Closing, AIG, on behalf of itself and each of its Affiliates, successors and assigns (collectively, the “AIG Releasing Parties”), shall be deemed to have remised, released and forever discharged, the Released Parties of and from any and all claims which the AIG Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Released Parties in such AIG Releasing Party’s capacity as a direct or indirect equityholder of any Group Company (but not in any other capacity, including in any such AIG Releasing Party’s role as a commercial partner) from the beginning of time through the Closing Date, including any such claims under the Company Existing LLC Agreement. For the avoidance of doubt, the foregoing release shall not include any claims against any of the Released Parties (other than any Group Company) under the Membership Interest Purchase Agreement for the Prior Acquisition or the Membership Interest Purchase Agreement for the 2015 acquisition of the Company by an Affiliate of AIG. AIG hereby represents and warrants that, as of the date hereof, those employees of the AIG Releasing Parties who regularly deal with the Group Companies have no knowledge, without any duty of inquiry, of any claim that any AIG

Releasing Party has against any Group Company for breach or default under any commercial arrangements between an AIG Releasing Party and a Group Company.
Section 6.7    Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, nor shall the Sellers (other than AIG) permit any Group Company or their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants, or other agents to, nor shall AIG permit any of its officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, solicit, engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its respective Affiliates) concerning any sale of any of the Company’s equity securities, any merger of the Company, sale of substantially all of the assets of the Company or similar transaction involving the Group Companies, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, one or more of the Sellers have provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.7. Notwithstanding the foregoing, the Sellers may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that such Seller is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. The Sellers (to the extent aware thereof) shall notify the Buyer as soon as practicable of any such unsolicited proposal.
Section 6.8    Documents and Information. After the Closing Date, Buyer and the Group Companies shall, until the earlier of the expiration of the time period required by Buyer’s bona fide document retention policy as in effect as of the date of this Agreement and the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Seller Representative or its representatives (at the expense of the Seller or Sellers requesting such information) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable advance notice.
Section 6.9    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as permitted under Section 6.2, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company.

Section 6.10    Notification. The Company and the Sellers (to the extent aware thereof) shall promptly notify (such notification, a “Notice”) Buyer of:
(a)    any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of the Company or Sellers under this Agreement being inaccurate in any material respect;
(b)    any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;
(c)    any notice or other communication from any Person or Governmental Entity in connection with the transactions contemplated by this Agreement that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; and
(d)    any Action commenced or, to the knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting any Group Company or its business that relates to the consummation of the transactions contemplated by this Agreement.
Each of the Company and the Sellers acknowledges that Buyer does not and will not waive any right it may have under this Agreement as a result of any such Notice.
Section 6.11    Affiliate Agreements. On or prior to the Closing Date, the Group Companies shall cause all Affiliate Agreements (other than the Affiliate Agreements set forth on Schedule 6.11 and other than any Affiliate Agreement to which AIG or any of its Affiliates is a party, which shall remain in effect, except for the Profit Sharing Agreement, which shall be terminated) to be terminated and canceled without any further Liability to, or obligation of, any Group Company, from and after the Closing. AIG and NSMIG shall use commercially reasonable efforts to, and the Company shall use commercially reasonable efforts to cause NSMIG to, enter into a profit sharing agreement following the Closing in substantially the form previously approved by AIG, the Company and Buyer by email exchange on March 29, 2018 (the “Replacement Profit Sharing Agreement”) to replace the Profit Sharing Agreement terminated pursuant to this Section 6.11. For the avoidance of doubt, it is not a condition to Closing that the Replacement Profit Sharing Agreement be entered into on or prior to the Closing Date.
Section 6.12    Non-Solicitation.
(a)    For a period of one (1) year from the Closing, each Seller (other than AIG) shall not, and shall direct each of its Affiliates not to, solicit or recruit for employment or hire any employee of any Group Company set forth on Schedule 6.12 (each, a “Covered Employee”), except for (i) general solicitations of employment by any Seller or its Affiliates (including solicitations through employee search firms or similar agents) not specifically directed towards Covered Employees and not resulting in the hiring of any such Covered Employee, and (ii) hiring any Covered Employee whose employment was terminated by the Group Companies at least six (6) months prior to the date of hire by such Seller or Affiliate thereof.

(b)    For a period of one (1) year from the Closing, (i) each Seller (other than NSM Holdings and AIG) shall not, and shall cause each of its Affiliates not to, and (ii) AIG shall cause each AIG Restricted Person not to, in each case, solicit, influence, entice or encourage any person who at such time is an insurance company under a Program Agreement with any Group Company to cease or curtail its relationship with any Group Company; provided, however, that the placement of general advertisements that are not directly targeted at such insurance companies shall not violate this clause (b), and provided, further, that solely with respect to any AIG Restricted Person, this clause (b) shall not apply to any insurance company currently writing policies with respect to any “Renewal Business”, as such term is defined in the RRA Agreement, for so long as the RRA Agreement remains in effect with respect to such Renewal Business.
(c)    If any provision contained in this Section 6.12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.12, but this Section 6.12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.12 to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each Seller acknowledges that Buyer and the Company would be irreparably harmed by any breach of this Section 6.12 and that there would be no adequate remedy at Law or in damages to compensate Buyer and the Company for any such breach. Each Seller agrees that Buyer and the Company shall be entitled to injunctive relief requiring specific performance by such Seller of its respective obligations under this Section 6.12, and such Seller, as applicable, consents to the entry thereof.
Notwithstanding the foregoing, solely for purposes of this Section 6.12, the Affiliates of NSM Holdings shall be deemed to be limited to ABRY Partners II, LLC, ABRY Partners VIII, L.P., ABRY Investment Partnership, L.P. and ABRY Partners VIII Co-Investment Fund, L.P..

Section 6.13    Tax Matters.
(a)    For U.S. federal and applicable state and local income tax purposes, the purchase and sale of the Purchased Units hereunder shall be treated as the purchase and sale of interests in a partnership; the Company will not cease to be taxable as a partnership as a result of the transactions contemplated hereunder; and the Purchase Price shall be allocated among the assets of the Company in accordance with the principles set forth on Exhibit D. The Parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the tax treatment set forth in the preceding sentence and Exhibit D, except as required by a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or foreign Tax Law). The Parties will cause the Company to make an election under Section 754 of the Code (and any similar election under any provision of any other Tax Law) for the taxable period that includes the Closing Date unless such an election is already in effect for such taxable period.

(b)    All transfer, documentary, sales, use, registration and real property transfer or gains Taxes, stamp Taxes, excise Taxes and other similar Taxes with respect to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne one hundred percent (100%) by Buyer. Any Tax Return with respect to Transfer Taxes will be filed by the party required to file the Tax Return under applicable Law. Buyer, the Sellers and the Seller Representative will cooperate in timely making all filings, Tax Returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and will each use its commercially reasonable efforts to minimize the amount of any such Transfer Taxes.
(c)    The Seller Representative will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns (including Schedules K-1) for the Group Companies relating to any Pre-Closing Tax Period (other than any Straddle Period), and Buyer will cooperate, to the extent required, in preparing and filing such Tax Returns. At least ten days prior to the due date for filing any such Tax Return, the Seller Representative will deliver a draft of such Tax Return to Buyer and AIG and shall consider in good faith any comments provided by Buyer and AIG on such Tax Return (provided that Buyer shall have a reasonable opportunity to review and comment on any comments of AIG). Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns (including Schedules K-1) for the Group Companies relating to any Straddle Period, and the Sellers and Seller Representative will cooperate, to the extent required, in preparing and filing such Tax Returns. All Tax Returns relating to a Pre-Closing Tax Period (including a Straddle Period) shall be prepared in a manner consistent with the Group Companies’ past practice, unless otherwise required by applicable Law. Any Tax deductions arising from the payment of the Closing Indebtedness, Seller Expenses (including the Management Bonus Amount) and any other payments made by or on behalf of the Group Companies in connection with the transactions contemplated by this Agreement, including any transaction bonuses, fees and expenses, shall (to the extent permitted by applicable Law) be allocated to the Pre-Closing Tax Period and, for the avoidance of doubt, an amount equal to the Management Bonus Amount (and the employer’s share of any payroll Taxes attributable thereto) shall be treated as a deductible fee paid by the Company to NSM Administration, Inc., and subsequently paid to the relevant employee or remitted to the relevant taxing authority, as the case may be, with respect to the Pre-Closing Tax Period (to the extent permitted by applicable Law). At least twenty (20) days prior to the due date for filing any Tax Return prepared by Buyer pursuant to this Section 6.13(c), Buyer will deliver a draft of such Tax Return to the Seller Representative for the Seller Representative’s review and approval (not to be unreasonably withheld). Buyer will not, and will not cause or permit any of its Affiliates or any Group Company to, (i) file, amend or otherwise modify any Tax Return or Tax election relating to a Group Company or (ii) agree to the waiver of or any extension of the statute of limitations, in each case with respect to any Pre-Closing Tax Period (including a Straddle Period) without the written consent of the Seller Representative (not to be unreasonably withheld), unless otherwise required by applicable law. Notwithstanding the foregoing, Buyer shall be entitled to cause the Company to make an election under Section 6226(a) of the Code, as enacted by the Budget Act, with respect to a Tax year beginning on or after January 1, 2018, and ending after the Closing Date, provided, however, that the parties hereto shall in any case use commercially reasonable efforts to obtain any applicable reductions in any asserted underpayment or deficiency relating to the Sellers’ interests in the Company (for the avoidance of doubt, including any adjustments under Section 6225(c) of the Code, as enacted by the Budget Act) and provided, further, that the Company shall not make such an election in the event the Seller Representative objects to the making of such election and the Sellers agree to severally indemnify the Company in accordance with their Percentage Allocations for any Taxes arising as a result of not making such election such that the total amount of such indemnity is equal to one hundred percent (100%) of such Taxes (without duplication of Section 9.2). Buyer will not take any action on the Closing Date after the Closing with respect to the Group Companies outside the ordinary course of business.
(d)    After the Closing, Buyer will notify the Seller Representative and AIG of any pending U.S. federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination relating to Taxes or Tax Returns of any Group Company for a Pre-Closing Tax Period (each a “Seller Tax Contest”). The Seller Representative will control, at its own expense, any Seller Tax Contest relating to any Pre-Closing Tax Period (other than any Straddle Period); provided, however, that (1) Buyer’s consent (not to be unreasonably withheld) will be required for any settlement by the Seller Representative to the extent such settlement could reasonably be expected to affect any Tax liability of or borne by Buyer and (2) AIG’s consent (not to be unreasonably withheld) will be required for settlement by the Seller Representative to the extent such settlement relates to any Tax period (or any portion thereof) beginning on or after March 31, 2015, and ending on or before the Prior Acquisition Date. Buyer will control, at its own expense, any other Seller Tax Contests; provided, however, that (i) Seller Representative will have the right, at its own expense, directly or through its designated representatives, to participate fully in such Seller Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings, and (ii) Seller Representative’s consent (not to be unreasonably withheld, and subject to Section 11.9(d) provided that no Seller shall unreasonably refuse to permit the Seller Representative to consent if Section 11.9(d) is applicable) will be required for any settlement by Buyer to the extent such settlement could reasonably be expected to affect any Tax liability of or borne by the Sellers.
(e)    No election under Section 338 or Section 336 of the Code will be filed with respect to the transactions contemplated by this Agreement.
(f)    Each Party shall reasonably cooperate with the other Party in connection with the preparation of Tax Returns and the defense of any Tax audits, and such cooperation shall include the retention of and (upon the other Party’s request) the provision of records and information reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the requesting Party shall reimburse the providing Party for any reasonable out-of-pocket expenses incurred by such providing Party pursuant to this Section 6.13(f). Any information shared pursuant to this Section 6.13(f) shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein, provided, however, that each Party shall be entitled to disclose such information to the extent required in connection with its obligations under applicable Law.
Section 6.14    Residency Forms. No later than ten (10) days prior to Closing, each Seller will deliver to Buyer a certificate in the form of Exhibit E (each a “Residency Form”); provided, however, that the Parties will cooperate to revise such form certificate to comply with any requirements under any Treasury Regulations promulgated pursuant to Section 1446(f) prior to Closing.
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 7.1    Conditions to the Obligations of the Company, Buyer and the Sellers. The obligations of the Company, Buyer and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b)    the U.K. Approvals shall have been received; and
(c)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
Section 7.2    Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
(a)    the representations and warranties of the Company set forth in Article 3 and of the Sellers set forth in Article 4 hereof (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.8(a)) shall be true and correct in all respects (without regard to any qualifications or references to Material Adverse Effect, “material”, or any other materiality qualifications or references contained in any specific representation or warranty) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except, in each case, (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the events, changes, occurrences and circumstances that cause such representations and warranties to not be true and correct as of such applicable dates, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracy) and the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects, in each case as, of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;
(b)    the Sellers, or the Seller Representative on behalf of the Sellers, as applicable, and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Sellers, or the Seller Representative on behalf of the Sellers, as applicable, and the Company under this Agreement on or prior to the Closing Date;
(c)    since the date of this Agreement, no event, change, occurrence or circumstance shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect;
(d)    prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:
(i)    a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied by the Company;
(ii)    a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(iii)    written resignations of each of the directors of the Company and each of the directors of the other Group Companies that are directors, officers or employees of AIG or NSM Holdings or any of their Affiliates (other than the Group Companies); and
(iv)    a certificate from Company, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-11T(d)(2)(i);
(e)    prior to or at the Closing, each Seller shall have delivered the items contemplated by Section 2.3(a);
(f)    the Escrow Agreement shall have been executed by the Seller Representative and the Escrow Agent;
(g)    the Second Amended and Restated Limited Liability Company Agreement of the Company shall have been executed by the Company and each Rollover Seller;
(h)    the Company shall have received and provided Buyer with a copy of the pay-off letter(s) relating to the Indebtedness outstanding under the Credit Facilities in a form reasonably acceptable to Buyer (the “Pay-off Letters”) unless Buyer has provided to the Sellers written confirmation that Buyer does not intend to repay the Indebtedness outstanding under the Credit Facilities prior to the date that is one (1) day after the satisfaction (or waiver) of the conditions set forth in Article 7 (other than this Section 7.2(h) or those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party); and
(i)    The Employment Agreements shall be executed and not revoked and each employee party thereto shall not have terminated employment or given notice of any intention to terminate employment with the Group Companies.

Section 7.3    Other Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and the Seller Representative of the following further conditions:
(a)    the representations and warranties of Buyer set forth in Article 5 hereof (other than the Buyer Fundamental Representations) shall be true and correct in all material respects (without regard to any qualifications or references “material” or any other materiality qualifications or references contained in any specific representation or warranty) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date. The Buyer Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracy);
(b)    Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
(c)    prior to or at the Closing, Buyer shall have delivered. in form and substance reasonably acceptable to the Company. a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;
(d)    prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.3(b);
(e)    the Escrow Agreement shall have been executed by Buyer and the Escrow Agent; and
(f)    the Second Amended and Restated Limited Liability Company Agreement of the Company shall have been executed by the Buyer.
Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.
ARTICLE 8
TERMINATION; AMENDMENT; WAIVER
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Buyer and the Seller Representative (on behalf of the Sellers);

(b)    by Buyer, if any of the representations or warranties of the Company set forth in Article 3 or the Sellers set forth in Article 4 shall not be true and correct or if the Company or the Sellers has failed to perform any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to the Seller Representative; provided, that Buyer is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
(c)    by the Seller Representative (on behalf of the Sellers), if any of the representations or warranties of Buyer set forth in Article 5 shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Buyer; provided, that neither the Sellers nor any Group Company is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;
(d)    by either Buyer or the Seller Representative (on behalf of the Sellers), if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 31, 2018 (the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided, that if Section 7.1(b) is the only condition set forth in Section 7.1 and Section 7.2 that has not been satisfied by such date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing Date were the date of such termination, or would have been satisfied, assuming the Closing had in fact occurred), then the Outside Date shall be automatically extended to October 1, 2018;
(e)    by either Buyer or the Seller Representative (on behalf of the Sellers), if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction; or
(f)    by the Seller Representative (on behalf of the Sellers), if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing Date were the date of such termination, or would have been satisfied, assuming the Closing had in fact occurred), (ii) the Seller Representative has indicated to Buyer in writing that the Sellers are ready, willing and able to consummate the transactions contemplated by this

Agreement (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2) and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2.
Section 8.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, the Sellers or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of the final sentence of Section 6.2, this Section 8.2, and Article 11, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of Buyer for any breach of or failure to perform any of its obligations under this Agreement (including any failure by Buyer to consummate the transactions contemplated by this Agreement if and when it is obligated to do so hereunder) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be entitled to all remedies available at Law or in equity. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.15.
(b)    Notwithstanding anything set forth in Section 8.2(a), in the event that the Seller Representative (on behalf of the Sellers) terminates this Agreement pursuant to Section 8.1(f), then Buyer shall pay to the Sellers in accordance with their respective Pro Rata Percentages a termination fee of $15,500,000 in cash (the “Termination Fee”). Buyer shall pay, or cause to be paid, the Termination Fee, if applicable, to the Sellers with such payment amount allocated among the Sellers in accordance with their respective Pro Rata Percentages and each Seller’s portion of such payment amount paid by Buyer by wire transfer of immediately available funds within five (5) Business Days after the termination of this Agreement under the circumstances described in the first sentence of this Section 8.2(b) to the accounts specified by the Sellers or (if not so specified by a Seller) the Seller Representative promptly following such termination. The Sellers may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 11.15 and the payment of the Termination Fee and the fees and expenses pursuant to this Section 8.2; provided that under no circumstances shall the Sellers be permitted or entitled to receive both a grant of specific performance resulting in the Closing and of payment of the Termination Fee. The Termination Fee shall be considered liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by the Sellers or any other Person in connection with this Agreement and the transactions contemplated hereby (and the abandonment or termination thereof) or any other matter forming the basis for such termination, and no Person shall have any rights or claims against any of Buyer and any of its respective Affiliates, and each of their respective former, current and future directors, officers, employees, advisors, managers, partners, members, equityholders, agents, and other representatives, successors and assigns (each, a “Buyer Related Party”) relating to this Agreement or any of the transactions contemplated hereby (and the abandonment or termination thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and neither Buyer nor any Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (and the abandonment or termination thereof) or in respect of any oral representations made or alleged to be made in connection herewith or therewith. Upon payment of the Termination Fee (i) neither the Company nor any of the Company’s Affiliates shall be entitled to bring or maintain any Action against any Buyer Related Party arising out of or in connection with this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (ii) the Company shall cause any Action pending in connection with this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company against any Buyer Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Termination Fee. The Company shall not be entitled to collect the Termination Fee on more than one occasion. The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.
(c)    If Buyer fails promptly to pay, or cause to be paid, the Termination Fee if and when payable pursuant to Section 8.2(b), and, in order to obtain such payment, any Seller commences an Action that results in a judgment against Buyer or Parent for the Termination Fee, Buyer or Parent, as applicable, shall pay to such Seller, in addition to the Termination Fee, all out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by such Seller in connection with any such Action.
Section 8.3    Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and the Seller Representative (on behalf of the Sellers) (subject to Section 11.7 and Section 11.9(d), which in the circumstances described therein would require one or more Sellers to sign). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.
Section 8.4    Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, the Seller Representative (on behalf of the Sellers and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9
INDEMNIFICATION
Section 9.1    Survival of Representations; Covenants.
(a)    The representations and warranties of the Company and the Sellers contained in this Agreement (whether or not contained in Articles 3 or 4), any Ancillary Document or in any certificate delivered pursuant to Section 7.2, other than the representations and warranties set forth in (i) Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.17 (Brokers), and Section 3.19 (Transactions with Affiliates) (the “Company Fundamental Representations”), (ii) Section 4.1 (Organization), Section 4.2 (Authority), Section 4.4 (Title to the Units) and Section 4.6 (Brokers) (the “Individual Seller Fundamental Representations”, and together with the Company Fundamental Representations, the “Seller Fundamental Representations”) and (iii) Section 3.16 (Tax Matters), shall survive the Closing for a period of fifteen (15) months (the “General Survival Expiration Date”) at which time such representations shall terminate and thereafter be of no force and effect. The Seller Fundamental Representations shall survive the Closing indefinitely. The representations and warranties of the Group Companies set forth in Section 3.16 (Tax Matters) shall survive until the earlier of (x) the three-year anniversary of the Closing and (y) the expiration of the R&W Insurance for applicable Tax matters.
(b)    The representations and warranties of Buyer contained in this Agreement (whether or not contained in Article 5), other than the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.4 (Brokers) (the “Buyer Fundamental Representations”), shall survive the Closing until the General Survival Expiration Date at which time such representations shall terminate and thereafter be of no force and effect. The Buyer Fundamental Representations shall survive the Closing indefinitely.
(c)    The respective covenants, agreements and other obligations of the Group Companies, the Sellers and Buyer contained in this Agreement or in any Ancillary Document required to be performed or complied with prior to or as of the Closing shall not survive the Closing, after which they shall terminate and be of no force and effect. The respective covenants, agreements and other obligations of the Group Companies, the Sellers and Buyer contained in this Agreement or in any Ancillary Document required to be performed or complied with following the Closing shall survive the Closing Date indefinitely or for such lesser period of time as may be specified herein or therein, but not to exceed thirty (30) days following the applicable statute of limitations in the event of a breach of such covenant or other agreement, after which applicable date they shall terminate and be of no force and effect.
(d)    Notwithstanding anything herein to the contrary, no claims may be asserted pursuant to Section 9.2 after the expiration of the survival period applicable to such representation, warranty, covenant, agreement or other obligation as specified in this Section 9.1; provided, that the good faith written assertion with reasonable specificity (to the extent known at such time) (a “Claims Notice”) prior to expiration of the applicable survival period of any such claim by a party for indemnification hereunder shall be valid and timely with respect to the breach or alleged breach of any such specific representation or warranty.

(e)    It is the intention of the Parties that the survival periods and termination dates set forth in this Article 9 supersede any statute of limitation that would otherwise be applicable to such representations, warranties, covenants, agreements and other obligations or claims with respect thereto.
Section 9.2    General Indemnification.
(a)    From and after the Closing, subject to the limitations and other provisions set forth in this Article 9, each Seller shall indemnify, defend and hold Buyer, its Affiliates (including the Group Companies) and each of their respective officers, directors, employees, stockholders, agents, attorneys accountants, representatives, successors, and permitted assigns (each, a “Buyer Indemnitee” and together, the “Buyer Indemnitees”) harmless from and against any damages, losses, Liabilities, obligations, Taxes, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Loss”), in each case actually incurred, suffered by or asserted against a Buyer Indemnitee, to the extent directly or indirectly arising out of or resulting from:
(i)    any misrepresentation in or breach or inaccuracy of (A) such Seller’s Individual Seller Fundamental Representations; (B) Company Fundamental Representations, (C) the representations and warranties of such Seller (other than such Seller’s Individual Seller Fundamental Representations) set forth in this Agreement, or (D) the representations and warranties of the Company (other than the Company Fundamental Representations) set forth in this Agreement or any Ancillary Document;
(ii)    any breach or nonfulfillment of any covenant, agreement or other obligation of such Seller set forth in this Agreement or any Ancillary Document;
(iii)    any breach or nonfulfillment of any covenant, agreement or other obligation of the Company set forth in this Agreement or any Ancillary Document; or
(iv)    any Pre-Closing Taxes.
(b)    The obligation to provide indemnification under Section 9.2(a) other than with respect to Section 9.2(a)(i)(A), Section 9.2(a)(i)(C) and Section 9.2(a)(ii), shall be pro rata in accordance with each Seller’s Percentage Allocation (such that the total amount of such indemnity is equal to 100% of the applicable Losses but, other than with respect to Fraud (but subject to the last sentence of Section 9.5 in respect of AIG), recovery by Buyer shall not in any event exceed the Final Purchase Price). The obligation to provide indemnification pursuant to Section 9.2(a)(i)(A), Section 9.2(a)(i)(C) and Section 9.2(a)(ii) shall be borne solely by the applicable Seller to whom such representation or obligation, as applicable, relates. Each Seller’s obligation to provide indemnification pursuant to this Section 9.2 shall be several and not joint.
(c)    From and after the Closing, subject to the limitations and other provisions set forth in this Article 9, Buyer shall indemnify, defend and hold the Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, agents, attorneys accountants, representatives, successors, and permitted assigns (each, a “Seller Indemnitee” and together, the “Seller Indemnitees”) harmless from any Loss incurred, suffered by or asserted against a Seller Indemnitee, to the extent directly or indirectly arising out of or resulting from:

(i)    any misrepresentation in or breach or inaccuracy of (A) Buyer Fundamental Representations or (B) the other representations and warranties of Buyer set forth in this Agreement; or
(ii)    any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement.
(d)    Nothing in this Article 9 shall affect or limit the ability of Buyer to recover under the R&W Insurance for any matters covered thereunder.
Section 9.3    Third Party Claims.
(a)    If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third-Party Claim) notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify Buyer (if such Buyer Indemnitee is not Buyer), and Buyer shall promptly notify the Seller Representative, in each case and in any event within ten (10) Business Days after receiving notice of the Third-Party Claim) (such notified party including, in the case of the Seller Representative, any Sellers that are so obligated, the “Responsible Party”) of such Third Party Claim; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall be reasonably creditworthy with respect to the full amount of the Losses reasonably expected to be incurred by any Indemnified Party in connection with such Third Party Claim unless the amount of such Losses is less than the Indemnity Escrow Funds available at such time; provided, further, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (it being understood that the fees, costs and expenses of such counsel shall be borne by such Indemnified Party); provided, further, that notwithstanding anything herein to the contrary, the Responsible Party shall not have the right to assume control of such defense, if the claim for which the Responsible Party seeks to assume control (i) is one in which the Responsible Party is also a party and for which joint representation would be inappropriate or there may be one or more legal defenses or counterclaims available to the Indemnified Party that are materially different from or materially additional to those available to the Responsible Party, in the reasonable judgment of the Indemnified Party after consulting with outside counsel or (ii) the Third Party Claim seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Party or its Affiliates (and in such case of this clause (ii) the Indemnified Party may elect to assume such defense). The Responsible Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third Party Claim or ceasing to defend against such Third Party Claim (with such approval not to be unreasonably conditioned or withheld); provided, however, that if the Responsible Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Responsible Party may recommend and that by its terms obligates the Responsible Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Responsible Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Responsible Party’s prior written consent (which shall not be unreasonably withheld). If the Responsible Party does not or cannot assume the defense of such Third Party Claim as provided in this Section 9.3(a), then the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of such Third Party Claim (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in this Section 9.3(a)). In the event that the Indemnified Party controls the defense of a Third Party Claim, it shall obtain the prior written approval of the Responsible Party before entering into any settlement of such Third Party Claim or ceasing to defend against such Third Party Claim (with such approval not to be unreasonably conditioned or withheld). To the extent required under the R&W Insurance, the insurer under the R&W Insurance and its agents and advisors shall be permitted to associate effectively with any Party to this Agreement in the defense of any matter which constitutes Loss (as defined in the R&W Insurance). Whether or not the Responsible Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
(b)    All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
(c)    This Section 9.3 will not apply to any Tax claims, which are governed by Section 6.13(d).
Section 9.4    Other Claims. A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by the Indemnified Party to the Responsible Party in writing with reasonable promptness, setting forth the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. In the event the Responsible Party disputes its obligation to indemnify the Indemnified Party under this Article 9, the Responsible Party shall have forty-five (45) days after receipt of notice under this Section 9.4 to give written notice of such objection, and the grounds therefor, and the Indemnified Party shall thereafter have fifteen (15) days to respond in writing to the objection of the Responsible Party. If after such fifteen (15) day period there remains a dispute as to any obligation, the Parties shall attempt in good faith for fifteen (15) days to agree upon the rights of the respective Parties with respect to such indemnification obligation.
Section 9.5    Limitations on Indemnification Obligations. The rights to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:
(a)    the amount of any and all Losses will be determined net of (i) any amounts recovered by the Indemnified Party under indemnification agreements or arrangements with third parties or under insurance policies (including any amounts recovered or recoverable by the Indemnified Party under the R&W Insurance) with respect to such Losses and (ii) any net Tax benefit realized with respect to such Losses in the taxable year in which such Losses arose, determined on a “with and without” basis;
(b)    prior to seeking recovery from the Sellers pursuant to Section 9.2(a)(i) (or with respect to any claim that could be made thereunder), Buyer agrees to make, or cause the appropriate Buyer Indemnitee to make, a claim for the full amount of such Loss under the R&W Insurance; provided, however, that, so long as Buyer or the appropriate Buyer Indemnitee has first made such a claim under the R&W Insurance, Buyer or such Buyer Indemnitee may also make a claim for indemnification under Section 9.2(a), notwithstanding the fact that the Buyer Indemnitee’s claim under the R&W Insurance is still pending. Buyer agrees to use reasonable best efforts to recover, and to cause the appropriate Buyer Indemnitee to recover, for such claims under the R&W Insurance (including contesting any improper denial of coverage thereunder). In no event shall any Buyer Indemnitee be entitled to recover any duplicate Losses pursuant to this Article 9. If any Buyer Indemnitee shall recover any duplicate Losses pursuant to the R&W Insurance or otherwise subsequent to recovering corresponding Losses from the Sellers pursuant to this Article 9, such Buyer Indemnitee shall promptly reimburse and deliver the amount of such duplicate recovery to the Sellers. The Buyer Indemnitees shall not be entitled to recover Losses if such Losses would have been covered under the R&W Insurance if not for a failure by a Buyer Indemnitee to comply with the first sentence of this Section 9.5(b) due to the gross negligence or willful misconduct of a Buyer Indemnitee. Buyer shall not, and, after the Closing, shall cause the Company not to, amend or modify in any manner that may adversely affect the Sellers, or cancel or otherwise consent to the termination of, the R&W Insurance;
(c)    notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification under Section 9.2(a) with respect to any Loss of any kind, interest or expenses, regardless of the form of action through which any of the foregoing are sought, that are in the nature of punitive or treble damages, except to the extent such damages are awarded to a third party;
(d)    other than in the event of Fraud, the Sellers shall not be liable for any Loss pursuant to clause Section 9.2(a)(i)(C) or Section 9.2(a)(i)(D) for which any Buyer Indemnitee shall be entitled to indemnification thereunder (i) unless each such Loss (or series of related Losses arising out of the same or related circumstances) exceeds $50,000 and (ii) until the aggregate amount of such Losses for which the Buyer Indemnitees shall be entitled to recover exceeds $2,000,000, whereupon the Buyer Indemnitees shall be entitled to receive from the Indemnity Escrow Funds an aggregate amount of Losses up to the Indemnity Escrow Amount. Other than in the event of Fraud, the Sellers shall not be liable for any Loss pursuant to clause Section 9.2(a)(i)(C) or Section 9.2(a)(i)(D) once the Indemnity Escrow Funds have been exhausted and Buyer shall have no direct claims against Sellers for such Losses;
(e)    only AIG, and not any other Seller, shall be liable for any Loss under Section 9.2(a) relating to a Pre-Closing Tax imposed on a Group Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of a Group Company having been included in a combined, consolidated, affiliated, unitary or other group for Tax purposes the common parent of which was AIG or any of its Affiliates (other than the Group

Companies) (and AIG shall be liable for the full amount of such Loss notwithstanding Section 9.2(b));
(f)    notwithstanding Section 9.2(b), each Seller shall be liable for Losses in relation to Pre-Closing Taxes imposed on any Group Company under Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Budget Act, only to the extent such Pre-Closing Taxes are attributable to such Seller’s interest in the Company during the “reviewed year” (within the meaning of Section 6225(d)(1) of the Code, as enacted by the Budget Act) (for the avoidance of doubt, taking into account any applicable adjustments under Sections 6225(c) of the Code, as enacted by the Budget Act, in relation to such Seller);
(g)    the indemnification obligations of the Sellers pursuant to Section 9.2(a)(iv) shall survive until the expiration of the R&W Insurance for applicable Tax matters, after which point Section 9.2(a)(iv) shall terminate and be of no further force and effect;
(h)    the Sellers shall not be liable for any Loss arising from a breach of Section 3.16 (other than Section 3.16(a) or Section 3.16(h)) to the extent such Loss relates to Taxes for Tax periods (or portions thereof) beginning after the Closing Date;
(i)    other than in the event of Fraud, the aggregate total amount of Losses in respect of which Buyer Indemnitees shall be entitled to recover from the Sellers pursuant to Section 9.2(a)(i)(A), Section 9.2(a)(i)(B), Section 9.2(a)(ii), Section 9.2(a)(iii) or Section 9.2(a)(iv) shall not exceed an amount equal to the Final Purchase Price; and
(j)    other than in the event of Fraud, the aggregate total amount of Losses in respect of which Seller Indemnitees shall be entitled to recover from Buyer pursuant to clause (i) of Section 9.2(c) shall not exceed an amount equal to the Final Purchase Price; provided, that Buyer shall not be liable under clause (i) of Section 9.2(c) unless each such Loss (or series of related Losses arising out of the same or related circumstances) exceeds $50,000.
Without limiting the foregoing, and notwithstanding anything herein to the contrary, other than in the event of Fraud, (i) in no event shall the aggregate amount of indemnity payments made by the Sellers under this Article 9 (including for Losses related to any inaccuracy or breach of the Seller Fundamental Representations) exceed the Final Purchase Price, and (ii) under no circumstances shall any Seller’s aggregate liability for any and all claims for any Losses under this Agreement exceed such Seller’s Percentage Allocation of the Final Purchase Price; provided that, the foregoing exception for Fraud shall only be applicable to AIG if, and AIG’s aggregate liability for any and all claims for Losses under this Agreement shall not exceed AIG’s Percentage Allocation of the Final Purchase Price unless, such Losses relate to, or arise out of, Fraud committed by AIG in making the representations and warranties with respect to it in Article IV hereof.
Section 9.6    Tax Treatment of Indemnification. The Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.
Section 9.7    Duty to Mitigate. The Parties hereto agree that in the event of any indemnifiable Losses, the Indemnified Party seeking indemnification for such Losses shall use commercially reasonable efforts to mitigate such Losses to the extent reasonably practicable promptly after becoming aware of any event which would reasonably be expected to give rise to any such Losses.
Section 9.8    Exclusive Remedy.
(a)    Except as otherwise expressly provided in this Agreement or, in the case of the Buyer Indemnitees, as provided in the R&W Insurance, after the Closing, indemnification pursuant to the provisions of this Article 9 and the rights provided under the R&W Insurance shall be the sole and exclusive remedies for the Indemnified Parties for any misrepresentation or breach of any representation, warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto or to otherwise recover any Loss or other amounts (including any such misrepresentation or breach relating to Environmental Laws) suffered by any Indemnified Party as a result of or in connection with this Agreement or the transactions contemplated hereby, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the limitations on indemnification set forth in this Agreement shall not apply to (i) any claims for Losses to the extent arising out of or based upon Fraud (except with respect to AIG, as set forth in the last sentence of Section 9.5) or (ii) any claims under, or in any way limit Buyer or any Buyer Indemnitee’s rights in respect of, the R&W Insurance.
(b)    The provisions of this Article 9 were specifically bargained for and reflected in the amounts payable to the Sellers in connection with the Acquisition Transaction pursuant to Article 2.
Section 9.9    Representation and Warranty Insurance Policy. The Parties acknowledge that Buyer has obtained the R&W Insurance, in the amount of $50,000,000 and with a retention amount of $4,000,000 to commence on the date of execution of this Agreement and to remain in effect pursuant to the terms thereof. Buyer has provided to Sellers substantially final copies of the R&W Insurance prior to the date of this Agreement. The R&W Insurance has been issued for the benefit of the Buyer Indemnitees; provided that, the risk of any failure by the Buyer Indemnitee to bind or maintain coverage in full force under the R&W Insurance shall be borne by the Buyer Indemnitees, and shall not operate to prejudice the rights of any Seller Indemnitee or to increase the obligations of any Seller Indemnitee hereunder. The R&W Insurance is a “Buyer’s” policy and has been negotiated by Buyer in consultation with the Company and the Sellers. The insurer(s) shall not have, and will waive, any right, of subrogation, contribution, or otherwise against any Seller Indemnitee (including any former, current, or future Seller Representative of any of the foregoing) based upon, arising out of, or in any way connected to this Agreement, this transaction, or the R&W Insurance, except for any payment under the R&W Insurance resulting from that Seller Indemnitee’s actual and intentional fraud in connection with this transaction. The Seller Indemnitees shall be intended third party beneficiaries under the policy of the immediately preceding provision.
Section 9.10    Manner of Payment; Escrow.
(a)    To the extent any Buyer Indemnitee is entitled to recover pursuant to this Article 9 from the Indemnity Escrow Funds or from any Seller, as applicable, a payment shall be effected by wire transfer of immediately available funds from the Indemnity Escrow Funds or such

Seller, as applicable, to an account or accounts designated in writing by Buyer, within fifteen (15) days after the determination thereof.
(b)    With respect to any indemnification in favor of any Seller Indemnitee pursuant to this Article 9, a payment shall be effected by wire transfer of immediately available funds from the Buyer or its Affiliate, to an account or accounts designated in writing by such Seller Indemnitee, within fifteen (15) days after the determination thereof.
(c)    Any amount remaining in the Indemnity Escrow Account as of the General Survival Expiration Date (minus the aggregate amount reasonably claimed in good faith by the Buyer Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be released by the Escrow Agent and disbursed to the Sellers in accordance with their respective Percentage Allocations. Thereafter, to the extent the funds held in the Indemnity Escrow Account exceed the aggregate amount reasonably claimed in good faith by the Buyer Indemnitees pursuant to claims made prior to the General Survival Expiration Date, and not fully resolved prior to the time of determination, the excess funds shall be promptly released by the Escrow Agent and such funds shall be disbursed to the Sellers in accordance with their respective Percentage Allocations.
(d)    The Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent as promptly as reasonably practicable following the event necessitating a distribution instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account expressly provided herein.
Section 9.11    Materiality. For purposes of (i) determining the existence of any such misrepresentation, breach or inaccuracy and (ii) calculating the amount of any Losses incurred in connection with any misrepresentation or breach or inaccuracy of any representation or warranty of any Party in Article 3, 4 or 5 set forth herein, any and all references to “materiality” or “Material Adverse Effect” (or other correlative or similar terms) shall be disregarded and each representation or warranty made by any Party in Article 3, 4 or 5, as applicable, shall be deemed made without any such qualifications or limitations.
ARTICLE 10
PARENT GUARANTEE
Section 10.1    Guarantee.
(a)    Parent hereby absolutely, unconditionally and irrevocably guarantees to the Sellers, as primary obligor and not merely as a surety, (i) the due and punctual payment of all monetary obligations of Buyer under this Agreement and the Ancillary Documents including, for the avoidance of doubt, and payment obligations pursuant to Section 8.2 and (ii) the full and complete performance of all covenants and agreements of Buyer under this Agreement and the Ancillary Documents (the obligations of Buyer specified in clauses (i) and (ii) above, collectively, the “Guaranteed Obligations”).
(b)    The guarantee contained in this Article 10 shall remain in full force and effect until all of the Guaranteed Obligations shall have been satisfied by payment in full.

Section 10.2    Nature of Guarantee. Parent guarantees that the Guaranteed Obligations will be duly and punctually paid and performed in accordance with the terms of this Article 10. If for any reason Buyer shall fail or be unable to duly and punctually pay or perform, or cause to be duly and punctually paid or performed, the Guaranteed Obligations as and when the same shall become due and payable, Parent shall, subject to the terms and conditions of this Article 10, forthwith duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such Guaranteed Obligations. Parent further agrees that the guarantee contained in this Article 10 (the “Parent Guarantee”) constitutes a guarantee of payment and performance when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer.
Section 10.3    Representations and Warranties of Parent. Solely for the purpose of this Article 10, Parent represents and warrants to Sellers as follows:
(a)    Organization. Parent is an exempted limited liability company duly organized, validly existing and in good standing under the Laws of Bermuda has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects.
(b)    Corporate Authorization and No Contravention. Parent has all corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations in connection with the Parent Guarantee. The execution and delivery of this Agreement and the performance of the obligations under the Parent Guarantee have been duly and validly authorized by the board of directors of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement or the performance of Parent’s obligations under the Parent Guarantee and does not contravene or constitute a default under (i) any applicable Law, rule or regulation, (ii) its Governing Documents or (iii) any material agreement, material Contract, order or other material instrument to which it is a party or its property is subject, except where such contravention or default would not have a material adverse effect on the financial condition, business or operations of Parent, taken as a whole.
(c)    Binding Effect. This Parent Guarantee constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
(d)    No Consent Required. No approval or authorization by, or filing with, any Governmental Entity is required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Parent Guarantee other than (x) approvals and authorizations that have previously been obtained and filings that have previously been made or approvals, authorizations or filings which will be made on a timely basis, (y) approval, authorizations or filings which, if not obtained or made, would not have a material adverse effect on the financial condition, business or operations of the guarantor, taken as a whole, and (z) approvals, authorizations and filings required to be made by or obtained by Buyer as set forth in Section 5.3.
Section 10.4    Sole Obligation of Parent. Other than Section 8.2(c), Section 11.12 and Section 11.15(b), this Article 10 contains the only provisions in this Agreement that are applicable to Parent. Parent shall not have any obligations under this Agreement other than those expressly set forth in this Article 10.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and the Seller Representative (on behalf of the Sellers); provided, that Buyer may assign its rights and benefits hereunder, in whole or in part, to any Affiliate of Buyer which assignment will not relieve Buyer or Parent of any of its obligations under this Agreement or any Ancillary Documents. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.
Section 11.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon actual receipt) by delivery in person, by facsimile (followed by overnight courier), e-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer or to the Company (after the Closing):
White Mountains Catskill Holdings, Inc.
80 South Main Street
Hanover, NH 03755
Attention: General Counsel
Facsimile: (603) 643-4562
E-mail:    rseelig@whitemountains.com; jlichtenstein@whitemountains.com; cdelehanty@whitemountains.com; and wbell@whitemountains.com with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: David J. Perkins
Facsimile: (212) 474-3700
E-mail: dperkins@cravath.com

To the Seller Representative (on behalf of the Sellers) or to the Company (prior to the Closing):
NSM Acquisition Holdings, LLC
c/o ABRY Partners VIII, L.P.
888 Boylston Street, Suite 1600
Boston, MA 02199
Attention: Brent Stone
Facsimile: (617) 859-8797
E-mail: bstone@abry.com; myirilli@abry.com and aheiman@abry.com with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
200 Clarendon Street, 27th Floor
Boston, MA 02116
Attention: J. Ryan McCarthy
Facsimile: (617) 948-6001
E-mail: ryan.mccarthy@lw.com and nate.amory@lw.com

To AIG:

AIG Property Casualty U.S., Inc.
c/o American International Group, Inc.
175 Water Street
New York, NY 10038
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Tel: (212) 728-8000
Attention: Robert S. Rachofsky
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 11.3    Governing Law. This Agreement and any Action of any kind or any nature (whether based upon contract, tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto, shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state without regard to the conflict of Laws rules thereof.

Section 11.4    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
Section 11.5    Construction; Interpretation. The term “this Agreement” means this Unit Purchase Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) financial terms shall have the meanings given to such terms under GAAP unless otherwise specified herein; and (vi) references to “$” or “dollar” or “US$” shall be references to United States dollars. If any action under this Agreement is required to be done or taken on a day that is not a Business Day or on which a government office is not open with respect to which a filing must be made, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 11.6    Exhibits and Schedules. All exhibits and the disclosure schedules to this Agreement delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement (the “Schedules”), or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other Section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The disclosure with respect to any agreement, contract or other document referred to in the Schedules shall be qualified in its entirety by reference to the terms thereof. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of the Company except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 11.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Latham & Watkins LLP is a third party beneficiary of Section 11.16.
Section 11.8    Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 11.9    Seller Representative.
(a)    The Sellers irrevocably appoint Brent Stone to act as the designated representative, agent and attorney-in-fact of such Sellers with full authority to make all decisions and determinations and to take all actions required or permitted under this Agreement on behalf of such Sellers (in such capacity, the “Seller Representative”), including (i) approving and executing any of the documents required under this Agreement to be delivered by such Sellers (other than AIG) on or after the Closing Date, (ii) approving or contesting any matter provided for in Article 2 of this Agreement, (iii) administering any indemnification matter on behalf of the Sellers, agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters, (iv) agreeing to any waiver, consent or amendment under or to this Agreement, (v) distributing to the Sellers any portion of any consideration hereunder payable to the Sellers after the Closing Date, (vi) sending, receiving and reviewing notices under this Agreement on behalf of the Sellers; provided that Seller Representative shall provide AIG with a copy of any notice received from Buyer following the Closing Date as promptly as reasonable practicable following receipt of such notice, and (vii) designating a successor Seller Representative (with the approval of AIG) in the event of the resignation or death of the then current Seller Representative. Each Seller acknowledges that this Section 11.9 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. All actions taken by the Seller Representative in connection with, or relating to, the subject matter of this Agreement that are within the authority conferred upon the Seller Representative pursuant to this Section 11.9 shall be deemed authorized, approved, ratified and confirmed by the Sellers, having the same force and effect as if performed pursuant to the direct authorization of such the Sellers. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Seller Representative on behalf of the Sellers and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Seller Representative. Buyer shall be entitled to disregard any notices or communications given or made by any Seller unless given or made through the Seller Representative.

(b)    By Seller Representative’s execution hereof, the Seller Representative hereby accepts the appointment as such. The Seller Representative may resign at any time in a writing delivered to the Sellers. The Sellers may, at any time, remove the Seller Representative and appoint a substitute representative by written consent signed by the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) representing a majority of the aggregate Pro Rata Percentage; provided¸ that such appointment shall also require the consent of AIG. If the Seller Representative is an individual and dies or becomes disabled or incapacitated, or if the Seller Representative is an entity and files for bankruptcy, becomes insolvent or dissolves, or if the Seller Representative, in either case, otherwise becomes unable to perform the Seller Representative’s responsibilities hereunder or resigns from such position, the Sellers shall, by such written consent (including of AIG), appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Seller Representative for all purposes of this Agreement. Upon the selection of such substitute Seller Representative, such substitute shall promptly notify Buyer in writing of such appointment, which written notice shall be accompanied by a copy of the written consent effecting such appointment.
(c)    The Seller Representative shall act in such capacity in the manner the Seller Representative believes to be in the best interest of the Sellers. The Seller Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In taking any action as the Seller Representative, the Seller Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Seller Representative reasonably believes to be authorized thereunto. The Seller Representative may, in all questions arising hereunder, rely on the advice of counsel of its choosing, and the Seller Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice. The Seller Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Seller Representative. The Seller Representative shall not have any liability to any Seller for any act done or omitted hereunder as the Seller Representative while acting in good faith. The Seller Representative shall be indemnified by the Sellers from and against any loss, liability or expense incurred in good faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder.
(d)    Notwithstanding anything to the contrary in this Agreement or any document related to this Agreement, the Seller Representative will only have the power or authority to act regarding matters pertaining to the Sellers as a group and not regarding matters pertaining to or affecting an individual Seller in a manner different from other Sellers generally (such individual Seller matters would include, for example, but not by way of limitation, an action against an individual Seller for his, her or its breach of any representation or warranty set forth in Article 4 or breach or nonfulfillment of any covenant or agreement under this Agreement), and the powers conferred on the Seller Representative herein and in such other related document shall not authorize or empower the Seller Representative to do or cause to be done any action (including by amending, modifying or waiving any provision of this Agreement or such other document or otherwise) that (i) results in the amounts payable hereunder or thereunder to any Seller being distributed in any manner other than as permitted pursuant to this Agreement or such related document, (ii) alters the consideration payable to any Seller pursuant to this Agreement or such related document, or (iii)

adds to or results in an increase of any Seller’s indemnity or other obligations or Liabilities under this Agreement or such related document (including, for the avoidance of doubt, any change to the nature of the indemnity obligations); provided that settlement of an indemnification matter or the post-closing adjustment in Section 2.4(d), in each case otherwise in accordance with this Agreement, shall not constitute a breach of the limitations set forth in clauses (i) through (iii).
(e)    The Company and the Seller Representative will, at least three (3) Business Days prior to the Closing Date, direct, by joint written notice to Buyer, that on the Closing Date an amount equal to $2,000,000 (the “Holdback Amount”) shall be paid directly by Buyer to the Seller Representative as designated in such notice, as a fund for the fees and expenses of the Seller Representative incurred in connection with this Agreement, with any balance of the Holdback Amount not used for such purposes (as determined by the Seller Representative in good faith) to be paid by the Seller Representative to the Sellers in accordance with their respective Holdback Allocations upon its good faith determination that the remaining Holdback Amount is no longer necessary for the Seller Representative’s performance of its duties pursuant to the Transaction Documents, and which release shall occur no later than four (4) years from the date of this Agreement.
Section 11.10    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 11.11    Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Geoffrey McKernan, William McKernan, William Kanehann, Felix DiFiore and Catherine Hunt, none of whom shall have any personal liability or obligations regarding such knowledge.
Section 11.12    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, except with respect to Fraud, Buyer acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, present or future director, officer, agent or employee of any Seller or Affiliate thereof or any past, present or future member of a Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person, for any obligation of such Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Sellers to seek specific performance of Parent’s obligations hereunder in connection with the Parent Guarantee pursuant to and in accordance with Section 11.15(b).

Section 11.13    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.14    Jurisdiction and Venue. Each of the Parties hereto irrevocably (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York, City of New York and of the United States of America located in the State of New York, City of New York in any action relating to the transactions contemplated by this agreement, (b) waives any objection to the laying of venue of any action related to the transactions contemplated by this agreement brought in such court, (c) waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum, and (d) agrees that service of process or of any other papers upon such Party by registered mail at the address to which notices are required to be sent to such Party under Section 11.2 shall be deemed good, proper and effective service upon such Party.
Section 11.15    Remedies.
(a)    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity notwithstanding the potential for payment of the Termination Fee in the event of the termination of this Agreement in accordance with Section 8.2. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
(b)    Notwithstanding the foregoing, it is explicitly agreed that the Sellers shall be entitled to seek specific performance of the Parent Guarantee to cause the Guaranteed Obligations to be funded if and only if (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided, that such conditions are then capable of being satisfied and will be satisfied at the Closing) or have been waived (in writing) by Buyer in each case at the time the Closing is required to have occurred pursuant to Section 2.1, (ii) the Seller Representative (on behalf of the Sellers) has irrevocably confirmed to Buyer in writing that, if specific performance is granted and the Guaranteed Obligations are funded, the Sellers are ready, willing and able to (and shall), and shall cause the Company to, perform its obligations in connection with effectuating the Closing and the Closing will occur pursuant to Article 2 (and the Seller Representative has not (on behalf of the Sellers) revoked such notice), and (iii) Buyer fails to consummate the Closing by the later of (A) two (2) Business Days following the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred in accordance with Section 2.2.
(c)    To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the tenth (10th) Business Day following the final resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 11.16    Waiver of Conflicts. Recognizing that Latham & Watkins LLP has acted as legal counsel to the Sellers, their respective Affiliates and the Group Companies prior to the Closing, and that Latham & Watkins LLP intends to act as legal counsel to the Sellers and their respective Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its respective Affiliates to waive, any conflicts that may arise in connection with Latham & Watkins LLP representing the Sellers and/or their respective Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Seller, its Affiliates or any Group Company and Latham & Watkins LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Latham & Watkins LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their respective Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Latham & Watkins LLP in respect of such engagement constitute property of the client, only the Sellers and their respective Affiliates (and not the Group Companies) shall hold such property rights and (iii) Latham & Watkins LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Latham & Watkins LLP and any of the Group Companies or otherwise.

Section 11.17    Currency. All payments made by Buyer pursuant to this Agreement shall be made in United States dollars.
Section 11.18    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Unit Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
NSM ACQUISITION HOLDINGS, LLC
By: /s/ Brent Stone
Name: Brent Stone
Title: President
AIG PROPERTY CASUALTY U.S., INC.
By: /s/ John M. Artesani
Name: John M. Artesani
Title: Senior Vice President
NSM INSURANCE HOLDCO, LLC
By: /s/ Geoffrey McKernan
Name: Geoffrey McKernan
Title: Chief Executive Officer
WHITE MOUNTAINS CATSKILL HOLDINGS, INC.
By: /s/ Jason R. Lichtenstein
Name: Jason R. Lichtenstein
Title: Secretary
WHITE MOUNTAINS INSURANCE GROUP, LTD.
By: /s/ Robert L. Seelig
Name: Robert L. Seelig
Title: Executive Vice President and General Counsel

SELLER REPRESENTATIVE
ABRY PARTNERS VIII, L.P.

By: ABRY VIII Capital Partners, L.P.,
Its General Partner

By: ABRY VIII Capital Investors, LLC,
Its General Partner

By: /s/ Brent Stone
Name: Brent Stone
Title: Authorized Person

IN WITNESS WHEREOF, each of the Parties has caused this Unit Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
MANAGEMENT SELLERS

/s/ Geoffrey McKernan     Name: Geoffrey McKernan

/s/ William McKernan     Name: William McKernan

/s/ William Kanehann     Name: William Kanehann

/s/ Felix DiFiore     Name: Felix DiFiore

/s/ Catherine Hunt     Name: Catherine Hunt

/s/ Joseph Saraiva     Name: Joseph Saraiva

/s/ Michael P. Egan     Name: Michael P. Egan

/s/ Jennifer L. Porter     Name: Jennifer L. Porter